Exhibit 2.1


                                                                  EXECUTION COPY






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                          AGREEMENT AND PLAN OF MERGER



                            Dated as of July 23, 2000


                                     Between


                               DEUTSCHE TELEKOM AG


                                       And


                        VOICESTREAM WIRELESS CORPORATION


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                            PAGE
                                    ARTICLE 1

                                   THE MERGER

Section 1.01.  Appointment of Escrow Agent and Formation of Merger Sub. ...   1

Section 1.02.  The Merger .................................................   2

Section 1.03.  The Closing ................................................   2

Section 1.04.  The Merger Exchange ........................................   3

Section 1.05.  Conversion and Exchange of Shares ..........................   4

Section 1.06.  Surrender and Payment ......................................  10

Section 1.07.  [Reserved] .................................................  12

Section 1.08.  Treatment of Voicestream Stock Plans .......................  12

Section 1.09.  Fractional DT Depositary Shares and Fractional DT Ordinary
               Shares .....................................................  13

Section 1.10.  The Surviving Corporation ..................................  14

Section 1.11.  Lost, Stolen or Destroyed Certificates .....................  14

Section 1.12.  Dissenting Shares ..........................................  14

                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF VOICESTREAM

Section 2.01.  Organization and Qualification; Subsidiaries ...............  15

Section 2.02.  Certificate of Incorporation and Bylaws ....................  15

Section 2.03.  Capitalization .............................................  16

Section 2.04.  Authority Relative to this Agreement, the Stockholders
               Agreement and the DT Financing Agreements ..................  18

Section 2.05.  No Conflict; Required Filings and Consents .................  18

Section 2.06.  SEC Filings; Financial Statements ..........................  19

Section 2.07.  Absence of Certain Changes or Events .......................  19

Section 2.08.  Litigation .................................................  20

Section 2.09.  No Violation of Law; Permits ...............................  20

Section 2.10.  Information Provided by Voicestream ........................  20

Section 2.11.  Employee Matters; ERISA ....................................  21

Section 2.12.  Labor Matters ..............................................  23

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                            PAGE

Section 2.13.  Environmental Matters ......................................  24

Section 2.14.  Board Action; Vote Required; Applicability of Section 203 ..  24

Section 2.15.  Opinion of Financial Advisor ...............................  25

Section 2.16.  Brokers ....................................................  25

Section 2.17.  Tax Matters ................................................  25

Section 2.18.  Intellectual Property ......................................  26

Section 2.19.  Ownership of Securities ....................................  26

Section 2.20.  Certain Contracts ..........................................  26

Section 2.21.  Licenses ...................................................  27

                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF DT

Section 3.01.  Organization and Qualification; Subsidiaries ...............  28

Section 3.02.  Certificate of Incorporation and Bylaws ....................  28

Section 3.03.  Capitalization .............................................  28

Section 3.04.  Authority Relative to this Agreement .......................  29

Section 3.05.  No Conflict; Required Filings and Consents .................  29

Section 3.06.  SEC Filings; Financial Statements ..........................  30

Section 3.07.  Absence of Certain Changes or Events .......................  31

Section 3.08.  Litigation .................................................  31

Section 3.09.  No Violation of Law ........................................  31

Section 3.10.  Information Provided by DT .................................  31

Section 3.11.  Environmental Matters ......................................  32

Section 3.12.  Board Action; Vote Required ................................  32

Section 3.13.  Brokers ....................................................  33

Section 3.14.  Tax Matters ................................................  33

Section 3.15.  Ownership of Securities ....................................  34

Section 3.16.  Certain Contracts ..........................................  34

Section 3.17.  Licenses ...................................................  34

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE


                                    ARTICLE 4

                     CONDUCT OF BUSINESS PENDING THE MERGER

Section 4.01.  Conduct of Business in the Ordinary Course .................  34

Section 4.02.  Conduct of Business by DT ..................................  38

Section 4.03.  No Solicitation ............................................  39

Section 4.04.  Subsequent Financial Statements ............................  40

Section 4.05.  Control of Operations ......................................  40

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

Section 5.01.  Voicestream Proxy Statement; the Registration Statement and
               the German Listing Prospectus ..............................  40

Section 5.02.  Voicestream Stockholders' Meeting and Consummation of the
               Merger .....................................................  41

Section 5.03.  Cook Inlet .................................................  42

Section 5.04.  Notification of Certain Matters ............................  42

Section 5.05.  Access to Information ......................................  43

Section 5.06.  Public Announcements .......................................  44

Section 5.07.  Cooperation ................................................  44

Section 5.08.  Indemnification, Directors' and Officers' Insurance ........  45

Section 5.09.  Stock Exchange Listings/Establishment of DT Depositary
               Shares .....................................................  46

Section 5.10.  No Shelf Registration ......................................  46

Section 5.11.  Affiliates .................................................  46

Section 5.12.  Blue Sky ...................................................  47

Section 5.13.  Tax-Free Merger ............................................  47

Section 5.14.  Interim Dividend Policy ....................................  47

Section 5.15.  Permitted Acquisitions .....................................  47

Section 5.16.  Reasonable Best Efforts ....................................  48

Section 5.17.  Certain Matters ............................................  48

Section 5.18.  Takeover Laws ..............................................  48

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE


Section 5.19.  Employee Benefits ..........................................  49

Section 5.20.  Certain Employment Matters .................................  50

                                    ARTICLE 6

                               CLOSING CONDITIONS

Section 6.01.  Conditions to Each Party's Obligation to Effect the Merger .  50

Section 6.02.  Conditions to the Obligations of Voicestream ...............  51

Section 6.03.  Conditions to the Obligations of DT ........................  52

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

Section 7.01.  Termination ................................................  52

Section 7.02.  Effect of Termination ......................................  54

Section 7.03.  Amendment ..................................................  54

Section 7.04.  Waiver .....................................................  55

                                    ARTICLE 8

                                   DEFINITIONS

Section 8.01.  Certain Definitions ........................................  55

                                    ARTICLE 9

                               GENERAL PROVISIONS

Section 9.01.  Non-Survival of Representations, Warranties and Agreements .  58

Section 9.02.  Notices ....................................................  58

Section 9.03.  Expenses ...................................................  59

Section 9.04.  Headings ...................................................  60

Section 9.05.  Severability ...............................................  60

Section 9.06.  Entire Agreement; No Third-Party Beneficiaries .............  60

Section 9.07.  Assignment .................................................  60

Section 9.08.  Governing Law ..............................................  60

Section 9.09.  Submission to Jurisdiction; Waivers ........................  60

Section 9.10.  Waiver of Immunity .........................................  61

Section 9.11.  Counterparts ...............................................  61

Exhibit A               Form of Affiliate Letter
Exhibit B               [Reserved]
Exhibit C               Form of DT Financing Agreements
Exhibit D               Form of Voicestream Representation Letter
Exhibit E               Form of DT Representation Letter
Exhibit F               Form of Escrow Agency Agreement

Annex 1.05(n)(2)        The 7% Convertible Preferred Shares Trust
Annex 1.05(o)           The Warrants Trust
Annex 1.05(p)           The Cook Inlet Partners Trust
Annex 1.08(a)           The Options Trust
Annex 1.08(b)           The Restricted Shares Trust
Annex 1.12              The Dissenting Stockholders Trust

                             INDEX OF DEFINED TERMS

2 1/2% Convertible Preferred Shares ...................................       9

                                        7

7% Convertible Preferred Shares .......................................       9
7% Convertible Preferred Shares Trust .................................       9

                                        A

Acquisitions ..........................................................      48
Adjusted Aggregate Cash Amount ........................................       5
Adjustment Factor .....................................................       6
Affiliate .............................................................      56
Aggregate Cash Amount .................................................       4
Agreement .............................................................      56
Alternative Transaction ...............................................      40
Auction ...............................................................      49
Available Cash Amount .................................................       5

                                        B

Base Amount ...........................................................       6
Bid Schedule ..........................................................      49
Burdensome Conditions .................................................      51
Business Day ..........................................................      56

                                        C

Cash Adjustment .......................................................       5
Cash Consideration ....................................................       4
Cash Election .........................................................       4
Cash Election Amount ..................................................       5
Cash Election Base Amount .............................................       6
Cash Election Difference ..............................................       6
Cash Fraction .........................................................       5
Certificate ...........................................................       3
Certificate of Merger .................................................       2
Closing ...............................................................       2
Closing Date ..........................................................       2
Code ..................................................................      56
Commercial Register ...................................................       3
Common Shares Trust ...................................................      14
Confidentiality Agreement .............................................      40
Control ...............................................................      56
controlled by .........................................................      56
Cook Inlet Exchange Rights ............................................      10
Cook Inlet Joint Ventures .............................................      56
Cook Inlet Partners ...................................................      57

                                        D

D&O Insurance .........................................................      46
Delaware Law ..........................................................      57
Deposit Agreement .....................................................       8
Depositary ............................................................       8
Determination Date ....................................................       6
Dissenting Shares .....................................................      15
Dissenting Stockholders Trust .........................................      15
DT ....................................................................       1
DT ADRs ...............................................................       8
DT Daily Price ........................................................       7
DT Depositary Shares ..................................................       8
DT Equity Rights ......................................................      29
DT Financial Statements ...............................................      31
DT Financing Agreements ...............................................      56
DT Licenses ...........................................................      35
DT Ordinary Shares ....................................................       4
DT Preferred Shares ...................................................       9
DT Required Approvals .................................................      30
DT SEC Reports ........................................................      31
DT Share Price ........................................................       6
DT Subsidiary .........................................................      58
DT Termination Date ...................................................      53

                                        E

Effective Time ........................................................       2
Election ..............................................................       7
Election Deadline .....................................................       7
Election Difference ...................................................       6
Environmental Law .....................................................      25
ERISA .................................................................      21
Escrow Agency Agreement ...............................................       2
Escrow Agent ..........................................................       2
Excess ADSs ...........................................................      13
Excess Shares .........................................................      13
Exchange Act ..........................................................      57
Excluded Voicestream Share ............................................       4
Exon-Florio ...........................................................      57


                                    Index 1

                                        F

FCC ...................................................................      19
Form Election .........................................................       4
Form F-4 ..............................................................      41
Fractional Interest ...................................................      13
FSE ...................................................................       6

                                        G

GAAP ..................................................................      57
German Act ............................................................       3
German Listing Prospectus .............................................      57
Governmental or Regulatory Authority ..................................      57

                                        H

Hazardous Substances ..................................................      25
HSR Act ...............................................................      57

                                        I

Intellectual Property .................................................      27
Investment Interest ...................................................      57
IRS ...................................................................      22

                                        J

Jones Day .............................................................      52

                                        K

Knowledge .............................................................      57

                                        L

Legal Requirements ....................................................      20
Letter of Transmittal .................................................      10

                                        M

Material Adverse Effect ...............................................      57
Merger ................................................................       2
Merger Consideration ..................................................       4
Merger Consideration Recipients .......................................       3
Merger Sub Common Stock ...............................................       2
Mixed Consideration ...................................................       4
Mixed Election ........................................................       4
Mixed Election Base Amount ............................................       6
Mixed Election Difference .............................................       6

                                        N

New Plans .............................................................      50
No Election Shares ....................................................       7
NYSE ..................................................................      14

                                        O

Old Plans .............................................................      50
Ordinary Share Election ...............................................       8
Other Joint Ventures ..................................................      58

                                        P

Parties ...............................................................       1
Party .................................................................       1
Party Representatives .................................................      44
Per Share Cash Amount .................................................       4
Permits ...............................................................      20
Permitted Swaps .......................................................      58
Person ................................................................      58
Proposed Acquisition ..................................................      48
Proposed Acquisition Notice ...........................................      48
Proposed Bid Increase .................................................      49

                                        R

Record Date ...........................................................      18
Redemption ............................................................       9
Registration Statement ................................................      58
Required Regulatory Approvals .........................................      30
Restricted Share Amount ...............................................      13

                                        S

Section 2.21 Licenses .................................................      28
Securities Act ........................................................      58
significant subsidiary ................................................      58
Significant Subsidiary ................................................      58
Stock Consideration ...................................................       4
Stock Election Base Amount ............................................       6
Stock Election Difference .............................................       6
Stock Election Exchange Ratio .........................................       4
Stockholders Agreements ...............................................       1
Subsequent Determination ..............................................      43
Subsidiary ............................................................      58
Superior Proposal .....................................................      43
Surviving Corporation .................................................       2
Surviving Corporation Common Stock ....................................       8

                                        T

Takeover Laws .........................................................      25
Tax ...................................................................      58
Tax Returns ...........................................................      58

Tax Sharing Agreement .................................................      59
Taxes .................................................................      58
Telecom Act ...........................................................      59
Termination Fee .......................................................      55
Third Party ...........................................................      40
T-Mobile ..............................................................      59

                                        U

under common control with .............................................      56

                                        V

Voicestream ...........................................................       1
Voicestream Acquisition Agreement .....................................      42
Voicestream Benefit Plans .............................................      22
Voicestream Common Shares .............................................       4
Voicestream Contracts .................................................      27
Voicestream Employees .................................................      50
Voicestream Equity Rights .............................................      16
Voicestream Financial Statements ......................................      19
Voicestream Intellectual Property .....................................      26
Voicestream Option ....................................................      12
Voicestream Option Amount .............................................      12
Voicestream Option Plans ..............................................      12
Voicestream Plans .....................................................      16
Voicestream Proxy Statement ...........................................      41
Voicestream Required Approvals ........................................      19
Voicestream Restricted Shares .........................................      13
Voicestream Rollover Option ...........................................      12
Voicestream Rollover Restricted Share .................................      13
Voicestream SEC Reports ...............................................      19
Voicestream Stockholder Approval ......................................      18
Voicestream Stockholders' Meeting .....................................      42
Voicestream Subsidiary ................................................      58
Voicestream Termination Date ..........................................      53

                                        W

Wachtell Lipton .......................................................      52
Warrants ..............................................................       9
Warrants Trust ........................................................      10

                          AGREEMENT AND PLAN OF MERGER

                  This AGREEMENT AND PLAN OF MERGER, dated as of July 23, 2000, between Deutsche Telekom AG, an AKTIENGESELLSCHAFT organized and existing under the laws of the Federal Republic of Germany ("DT"), and Voicestream Wireless Corporation, a Delaware corporation ("VOICESTREAM") (each a "PARTY" and, together, the "PARTIES").

                                   WITNESSETH:

                  WHEREAS, the Management Board (VORSTAND) and the Supervisory Board (AUFSICHTSRAT) of DT and the Board of Directors of Voicestream have determined that it is advisable and in the best interests of their respective companies and stockholders to consummate the strategic combination transaction provided for in this Agreement, the stock subscription contemplated by the DT Financing Agreements (as defined below) and the other transactions contemplated hereby in accordance with the laws of their respective jurisdictions of organization and have authorized the execution and delivery of this Agreement;

                  WHEREAS, simultaneously with the execution and delivery of this Agreement, as part of a single overall transaction, and to induce DT to enter into this Agreement, certain stockholders of Voicestream are each entering into a Stockholders Agreement (collectively, the "STOCKHOLDERS AGREEMENTS") with DT dated the date hereof with respect to this Agreement and the Merger (as defined below);

                  WHEREAS, simultaneously with the execution and delivery of this Agreement, as part of a single overall transaction, and to induce Voicestream to enter into this Agreement, DT is entering into the DT Financing Agreements as defined below with Voicestream in the form attached hereto as Exhibit C;

                  WHEREAS, for United States federal income tax purposes the parties intend that the Merger will qualify (i) as a reorganization within the meaning of Section 368(a) of the Code (as defined below) and (ii) for an exception to the general rule of Section 367(a)(1) of the Code; and

                  WHEREAS, DT and Voicestream desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, DT and Voicestream hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

                  Section 1.01. Appointment of Escrow Agent and Formation of Merger Sub. (a) Within ten (10) Business Days following the execution of this agreement, DT shall cause to be incorporated pursuant to Delaware Law, a corporation which shall be a constituent company in the Merger ("MERGER SUB"). DT shall own 100 percent of the outstanding capital stock of Merger Sub.

                  (b) As promptly as possible following the date hereof, DT shall appoint a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to Voicestream to act, inter alia, as escrow agent and exchange agent for the Merger and the delivery of the Merger Consideration (as defined below) to former stockholders of Voicestream and the other Merger Consideration Recipients (as defined below) (the "ESCROW AGENT"). DT and Voicestream shall enter into an Escrow Agency Agreement with the Escrow Agent based on the form attached hereto as Exhibit F but with such changes as Voicestream and DT may agree (the "ESCROW AGENCY AGREEMENT"), which agreement shall set forth the duties, responsibilities and obligations of the Escrow Agent consistent with the terms of this Agreement. Solely to accommodate the transactions described in this Article I and subject to the terms and conditions of the Escrow Agency Agreement, one day prior to the Effective Time DT shall cause the Escrow Agent to be registered, as DT's fiduciary (for the period prior to the Effective Time) as the record holder of all of the issued and outstanding shares of common stock, par value $.000001 per share, of Merger Sub (the "MERGER SUB COMMON STOCK").

                  SECTION 1.02. The Merger. (a) Upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law, on the Closing Date (as defined below), Voicestream will cause a certificate of merger (the "CERTIFICATE OF MERGER") to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by applicable law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger in accordance with Delaware Law (the "EFFECTIVE TIME").

                  (b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Voicestream in accordance with Delaware Law (the "MERGER"), whereupon the separate existence of Merger Sub shall cease, and Voicestream shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Voicestream, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger except as set forth in this Article I. The Merger shall have the effects specified in Delaware Law.

                  SECTION 1.03. The Closing. On the fifth Business Day (or such other date as Voicestream and DT may agree) after the last to be fulfilled or waived of the conditions set forth in Article VI hereof (other than the conditions contained in Sections 6.02(c), 6.02(d) and 6.03(c) so long as it is reasonably apparent that such conditions and the condition contained in Section 6.01(b) will be able to be satisfied at the Closing) shall be fulfilled or waived in accordance with this Agreement, the closing of the Merger (the "CLOSING") shall be held (but only if all of the conditions set forth in Article VI shall have been satisfied or waived prior to the Effective Time) at such time as DT and Voicestream shall agree (the "CLOSING DATE") at the offices of Cleary,

Gottlieb, Steen & Hamilton, New York, New York or at such other place or places as DT and Voicestream may agree.

                  SECTION 1.04. The Merger Exchange.

                  (a) Upon the terms and subject to the conditions of this Agreement and the Escrow Agency Agreement, as soon as possible after the Effective Time, (x) on the Closing Date, the Escrow Agent shall contribute, for the account of the former stockholders of Voicestream, all of the issued and outstanding shares of the Surviving Corporation Common Stock (as defined below) to DT as a transfer in kind, and (y) DT shall deliver the Merger Consideration to the Escrow Agent for the account of (i) the former stockholders of Voicestream, (ii) the Dissenting Stockholders Trustee (as defined in Annex 1.08(a) below), (iii) the Options Trustee (as defined in Annex 1.08(a) below),
(iv) the 7% Convertible Preferred Shares Trustee (as defined in Annex 1.05(n)(2) below), (v) the Cook Inlet Partners Trustee (as defined in Annex 1.05(p) below),
(vi) the Restricted Shares Trustee (as defined in Annex 1.08(b) below) and (vii) the Warrants Trustee (as defined in Annex 1.05(o)) (collectively, the "MERGER CONSIDERATION RECIPIENTS"). DT and the Escrow Agent shall effect the foregoing in accordance with Sections 183 et seq. and 203 et seq. of the German Stock Corporation Act (AKTIENGESETZ) (the "GERMAN ACT") by registering the increase of the DT stated share capital with the commercial register (HANDELSREGISTER) for DT (the "COMMERCIAL REGISTER") as soon as possible after the Effective Time. In the event that, in connection with the performance of DT's obligations in this
Section 1.04(a), on or prior to the Closing Date the Management Board of DT passes a resolution to increase the issued capital of DT in accordance with
Article 5(2) of the Articles of Association of DT by such number of shares as is equal to the number of shares to be delivered as part of the Merger Consideration, and the Supervisory Board shall have consented thereto, then (i) the Escrow Agent shall promptly subscribe for such new DT Ordinary Shares to be issued as part of the Merger Consideration and shall promptly on the Closing Date make the contribution to DT referred to in the first sentence of this
Section 1.04(a) and (ii) the Management Board and the chairman of the Supervisory Board shall as soon as possible thereafter file the application for registration of the implementation of the capital increase with the Commercial Register, with the effect that on registration of the capital increase in the Commercial Register, such new DT Ordinary Shares shall by operation of law be held solely by the Escrow Agent, for delivery to and for the benefit of the Merger Consideration Recipients. Prior to, and or immediately after or at the Effective Time, DT shall deposit, or cause to be deposited, with the Escrow Agent for the benefit of holders of Voicestream Common Shares in accordance with this Article I, the Aggregate Cash Amount, or, if applicable, the Adjusted Aggregate Cash Amount. At the Effective Time, the obligations of DT and the Escrow Agent under this Section 1.04(a) shall be unconditional.

                  (b) Each share certificate (a "CERTIFICATE") formerly representing any Voicestream Common Shares (other than Excluded Voicestream Shares (as defined below) and Dissenting Shares (as defined below)) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 1.09 cash in lieu of fractional DT Depositary Shares or fractional DT Ordinary Shares, as applicable, and any dividend or distribution pursuant to Section 1.06(f), in each case, without interest. The DT Ordinary Shares and the DT Depositary Shares issued as provided in Section 1.05 shall be of the same class and shall have the same rights as the currently outstanding DT Ordinary Shares and the currently outstanding DT Depositary Shares, respectively.

                  SECTION 1.05. Conversion and Exchange of Shares. At the Effective Time:

                  (a) Each share of common stock, par value $0.001 per share, of Voicestream ("VOICESTREAM COMMON SHARES") owned by DT or Voicestream immediately prior to the Effective Time (each, an "EXCLUDED VOICESTREAM SHARE") shall, by virtue of the Merger, and without any action on the part of the holder thereof, no longer be outstanding, be canceled and retired without payment of any consideration therefor and shall cease to exist.

                  (b) Subject to the further provisions of this Section 1.05, each Voicestream Common Share, other than Excluded Voicestream Shares and Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive: (i) for each Voicestream Common Share in respect of which an effective Election shall have been made, one of the following: (A) a combination of $30 in cash (the "PER SHARE CASH AMOUNT") and 3.2 validly issued, fully paid and nonassessable ordinary shares of DT ("DT ORDINARY SHARES"), subject to adjustment as provided in Section 1.05(g) (the "MIXED CONSIDERATION"), (B) $200.00 in cash (the "CASH CONSIDERATION"), subject to proration and/or adjustment as provided in Sections 1.05(e) and (g) or (C)
3.7647 DT Ordinary Shares (the "EXCHANGE RATIO"), subject to proration and/or adjustment as provided in Sections 1.05(f) and (g) (the "STOCK CONSIDERATION") and (ii) for each Voicestream Common Share in respect of which no effective Election has been made for any reason, the Mixed Consideration. The consideration payable pursuant to this paragraph (b) is referred to herein collectively as the "MERGER CONSIDERATION".

                  (c) For purposes of this Section 1.05, "AGGREGATE CASH AMOUNT" shall equal the product of (1) the Per Share Cash Amount and (2) the total number of Voicestream Common Shares outstanding immediately prior to the Effective Time.

                  (d) Mixed Election. Each record holder of Voicestream Common Shares immediately prior to the Election Deadline who validly makes or is deemed to have made below a mixed election (a "MIXED ELECTION") shall be entitled to receive the Mixed Consideration for each of such holder's Voicestream Common Shares as to which such Mixed Election is made. Mixed Elections shall be made on a form, mutually acceptable to DT and Voicestream, designed for the purpose of making Elections (a "FORM ELECTION") accompanied by Certificates for the Voicestream Common Shares to which such Form of Election relates as provided in
Section 1.05(h) below.

                  (e) Cash Election. Each record holder of Voicestream Common Shares immediately prior to the Election Deadline who validly makes a cash election (a "CASH ELECTION") shall be entitled to receive cash or a combination of cash and DT Ordinary Shares, solely as provided in clause (i) or (ii) below:

                  (i) If (A) the product of the number of Voicestream Common Shares as to which a valid Cash Election is made and the Cash Consideration (such product being the

         "CASH ELECTION AMOUNT") exceeds (B) the Aggregate Cash Amount minus the product of the Per Share Cash Amount and the number of Voicestream Common Shares as to which a valid Mixed Election (including No Election Shares) has been made (the amount determined pursuant to this clause
         (B) being the "AVAILABLE CASH ELECTION AMOUNT"), then each Voicestream Common Share as to which a valid Cash Election is made shall be converted into the right to receive (x) an amount of cash (without interest) equal to the Cash Consideration multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the "CASH FRACTION") and (y) a number of DT Ordinary Shares equal to the product of (p) the Exchange Ratio and (q) a fraction equal to one minus the Cash Fraction.

                  (ii) If the Available Cash Election Amount equals or exceeds the Cash Election Amount, each Voicestream Common Share as to which a valid Cash Election is made shall be converted into the right to receive the Cash Consideration in cash (without interest).

Cash Elections shall be made on the Form of Election, accompanied by Certificates for the Voicestream Common Shares to which such Form of Cash Election relates as provided in Section 1.05(h) below.

                  (f) Stock Election. Each record holder of Voicestream Common Shares immediately prior to the Election Deadline who validly makes a stock election (a "STOCK ELECTION") shall be entitled to receive DT Ordinary Shares or a combination of cash and DT Ordinary Shares, solely as provided in clause (i) or (ii) below:

                  (i) If the Available Cash Election Amount exceeds the Cash Election Amount, then each Voicestream Common Share as to which a valid Stock Election is made shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Voicestream Common Shares as to which a valid Stock Election is made and (B) a number of DT Ordinary Shares equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be $200 minus the amount calculated in clause (A) of this paragraph and the denominator of which shall be $200.

                  (ii) If the Cash Election Amount equals or exceeds the Available Cash Election Amount, each Voicestream Common Share as to which a valid Stock Election is made shall be converted into the right to receive the number of DT Ordinary Shares equal to the Exchange Ratio.

                  (g) Further Adjustments. (i) If necessary to permit the delivery of the tax opinion referred to in Section 6.02(d), in addition to the adjustments set forth above, Voicestream shall, after consultation with DT, prior to the delivery of the tax opinion referred to in Section 6.02(d), reduce (a "CASH ADJUSTMENT") the Aggregate Cash Amount to such amount (the "ADJUSTED AGGREGATE CASH AMOUNT") as Voicestream reasonably determines is necessary to permit the delivery of the tax opinion referred to in Section 6.02(d) and, if Voicestream makes a Cash

Adjustment, DT shall substitute in lieu of such cash DT Common Shares as set forth in this Section 1.05(g). On the date that is the fifth Business Day (the "DETERMINATION DATE") prior to the expected Closing Date first scheduled in accordance with Section 1.03, Voicestream shall reasonably determine, in consultation with DT, based on information available as of such date, whether a Cash Adjustment should be made, and if so, shall estimate the Adjusted Aggregate Cash Amount. Such estimated Adjusted Aggregate Cash Amount may, in Voicestream's reasonable discretion, after consultation with DT, be conservatively estimated so as to facilitate the delivery of the tax opinion referred to in Section 6.02(d) on the previously scheduled Closing Date based on such estimated Adjusted Aggregate Cash Amount.

         If a Cash Adjustment is made after the Determination Date, the Effective Time and the Closing Date shall be postponed by the minimum number of days, if any (but not to exceed five (5) Business Days with respect to any single postponement), that Voicestream reasonably determines, in consultation with DT, is necessary for such adjustments to be properly made, and the Adjusted Aggregate Cash Amount may, in Voicestream's reasonable discretion, after consultation with DT, be conservatively estimated so as to facilitate the delivery of the tax opinion referred to in Section 6.02(d) on the postponed Closing Date based on such Adjusted Aggregate Cash Amount. The Adjusted Aggregate Cash Amount divided by the Aggregate Cash Amount shall be referred to herein as the "ADJUSTMENT FACTOR".

                           (ii) In the event the Aggregate Cash Amount is
adjusted pursuant to the first sentence of Section 1.05(g)(i), then the amount of cash that would otherwise be payable in respect of a Voicestream Common Share subject to a Cash Election, a Stock Election or a Mixed Election (respectively, a "CASH ELECTION BASE AMOUNT", "STOCK ELECTION BASE AMOUNT" or "MIXED ELECTION BASE AMOUNT", and each, a "BASE AMOUNT"), shall be reduced by the difference (respectively, the "CASH ELECTION DIFFERENCE", the "STOCK ELECTION DIFFERENCE" and the "MIXED ELECTION DIFFERENCE", and each, an "ELECTION DIFFERENCE") between such Base Amount and the product of such Base Amount and the Adjustment Factor. In substitution for the reduction of the cash portion of the Merger Consideration resulting from the Election Difference,

                  1) each share with respect to which a Cash Election shall have been made shall also receive a number of DT Ordinary Shares equal to the Cash Election Difference dividend by the DT Share Price;

                  2) each share with respect to which a Stock Election shall have been made shall also receive a number of DT Ordinary Shares equal to the Stock Election Difference divided by the DT Share Price;

                  3) each share with respect to which a Mixed Election shall have been made shall also receive a number of DT Ordinary Shares equal to the Mixed Election Difference divided by the DT Share Price.

                           (iii) The term "DT SHARE PRICE" means the average
(rounded to the nearest 1/10,000) of the DT Daily Prices for the seven (7) Frankfurt Stock Exchange ("FSE") trading days randomly selected by lot by DT and Voicestream together from the fifteen consecutive FSE trading days ending on the day prior to the day on which the relevant Cash

Adjustment is made, and the term "DT DAILY PRICE" for any trading day means the volume weighted average (rounded to the nearest 1/10,000) of the per share trading prices of DT Ordinary Shares on the FSE (in Euros, as reported by the Frankfurt Stock Exchange Xetra trading system (or such other source as Voicestream and DT shall agree in writing) on such FSE trading day, converted into U.S. Dollars at a fixed exchange rate of 0.9216 Euros to a U.S. Dollar; provided, that if, prior to such conversion the DT Share Price would be less than 33 Euros, then the DT Share Price shall be deemed to be 33 Euros.

                  (h) Form of Election. To be effective, an Election Form must be properly completed and signed, and must be received by the Escrow Agent, accompanied by the Certificates as to which the election is being made in compliance with the requirements for surrender of Voicestream Common Shares contained in Section 1.06(a) below by the Election Deadline. DT shall have the discretion, which it may delegate in whole or in part to the Escrow Agent, to determine whether Election Forms have been properly completed, signed, submitted and revoked and to disregard immaterial defects in Election Forms. The decision of DT (or the Escrow Agent) in such matters shall be conclusive and binding. DT and the Escrow Agent shall make reasonable efforts to notify any Person of any defect in an Election Form submitted to the Escrow Agent. The Escrow Agent shall also make all computations contemplated by this Section 1.05(h), and, absent manifest error, all such computations shall be conclusive and binding on the holders of Voicestream Common Shares. If DT or the Escrow Agent shall determine that any purported Cash Election, Stock Election or Mixed Election (any of such elections, an "ELECTION") was not properly made, the Voicestream Common Shares subject to such improperly made Election shall be treated as No Election Shares. Each Voicestream Common Share as to which neither a valid Mixed Election, a valid Cash Election nor a valid Stock Election is made, including, without limitation, Voicestream Common Shares issued on exercise, conversion or exchange of outstanding options, warrants, rights or convertible or exchangeable securities after the Election Deadline (as defined below) ("NO ELECTION SHARES"), shall be deemed to have made a valid Mixed Election. A record holder need not make the same election with respect to all of the Voicestream Common Shares held of record by such holder or represented by a single Certificate.

                  (i) Election Deadline. DT and Voicestream shall each use its reasonable best efforts to cause copies of the Election Forms and the Letter of Transmittal to be mailed to the record holders of Voicestream Common Shares not less than forty five (45) days prior to the anticipated Effective Time and to make the Election Forms available promptly to all Persons who become record holders of Voicestream Common Shares subsequent to the date of such mailing and no later than the close of business on the second Business Day prior to the Election Deadline. An Election Form must be received by the Escrow Agent by 5:00 p.m., New York City time, on the date (the "ELECTION DEADLINE") that is the fifth Business Day prior to the first Closing Date scheduled by the parties in accordance with Section 1.03. All elections may be revoked until the Election Deadline in writing by the record holders submitting the Election Forms. DT and Voicestream shall use reasonable efforts to cause a public announcement of the actual Election Deadline not fewer than five Business Days prior to the Election Deadline.

                  (j) Form of Stock Consideration. Any DT Ordinary Shares constituting a portion of the Merger Consideration shall be delivered to the holders of Voicestream Common Shares in the form of American depositary shares, each representing the right to receive one DT Ordinary Share (the "DT DEPOSITARY SHARES"). The DT Depositary Shares may be evidenced by one or more receipts ("DT ADRS") issued in accordance with the Deposit Agreement, dated as of November 18, 1996, as amended, among DT, Citibank N.A., as Depositary (the "DEPOSITARY"), and the holders and beneficial owners from time to time of DT ADRs, as it may be further amended from time to time (the "DEPOSIT AGREEMENT"). Notwithstanding the foregoing, each Person who is entitled to receive DT Ordinary Shares as Merger Consideration shall be entitled, with respect to all or any portion of his Voicestream Common Shares, to make an unconditional and irrevocable election (the "ORDINARY SHARE ELECTION") to receive DT Ordinary Shares in lieu of DT Depositary Shares. The Election Forms and the Letter of Transmittal shall contain a form of Ordinary Share Election and shall be used by each holder of Voicestream Common Shares who wishes to make an Ordinary Share Election.

                  (k) Each share of Merger Sub Common Stock, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, no longer be outstanding, be cancelled and retired. Immediately following the Effective Time, the Surviving Corporation shall issue to the Escrow Agent a number of shares of Common Stock par value $0.000001 per share, of the Surviving Corporation ("SURVIVING CORPORATION COMMON STOCK") equal to the total number of Voicestream Common Shares outstanding immediately prior to the Merger in consideration of the payment by the Escrow Agent to the Surviving Corporation of an amount equal to the product of the number of Surviving Corporation Common Shares and the par value of such shares.

                  (l) In consideration of the contribution to DT by the Escrow Agent of Surviving Corporation Common Stock pursuant to Section 1.04(a) hereof, DT shall issue, in accordance with Section 1.04(a), and deliver to the Escrow Agent, the maximum number of DT Ordinary Shares (including DT Ordinary Shares underlying DT Depositary Shares that are to be delivered as part of the Merger Consideration) that has become payable pursuant to Section 1.05 for delivery to the Merger Consideration Recipients entitled thereto and shall pay to the Escrow Agent the Aggregate Cash Amount (or, if applicable, the Adjusted Aggregate Cash Amount) that has become payable to the Merger Consideration Recipients pursuant to Section 1.05.

                  (m) If, between the date of this Agreement and the Effective Time, all of the outstanding DT Ordinary Shares, or more than 80% of the outstanding DT Ordinary Shares pursuant to an exchange offer for all outstanding shares, shall have been changed into or exchanged for a different number of shares or kind of shares of DT or another corporation or entity owning more than 80% of the DT Ordinary Shares, or the DT Ordinary Shares outstanding shall have changed, by reason of any reclassification, split-up, stock-split, reverse stock-split, stock dividend, stock combination, recapitalization or redenomination of share capital, merger or similar statutory procedure or pursuant to an exchange offer, or DT changes the number of DT Ordinary Shares represented by a DT Depositary Share, then the Exchange Ratio and/or the amount or form of any portion of the Merger Consideration that would otherwise be payable in DT Common Shares and the issuer thereof and other definitions and provisions of this Agreement dependent thereon or on the market price therefor, shall be appropriately adjusted.

                  (n) Preferred Stock. (1) Not later than the third Business Day preceding the record date for the Voicestream Stockholders' Meeting, each share of 2 1/2% Convertible Junior Preferred Stock, par value $0.001 per share, of Voicestream (the "2 1/2% CONVERTIBLE PREFERRED SHARES") shall be converted, in accordance with paragraphs (i)(i) and (i)(vii) of Section 1 of the Certificate of Designation of the 2 1/2% Convertible Preferred Shares and the provisions of the relevant Stockholders Agreement, into Voicestream Common Shares at the Conversion Rate (as such term is defined in the 2 1/2% Convertible Preferred Shares Certificate of Designation) in effect on the Conversion Date (as such term is defined in the 2 1/2% Convertible Preferred Shares Certificate of Designation).

                           (2)  (A) If the Effective Time does not occur
prior to May 1, 2001, at any time on or after May 1, 2001 until the Effective Time, DT may, in its sole discretion by giving ten (10) Business Days prior written notice to Voicestream, but only if permissible at such time under the terms of any indebtedness of Voicestream or any of its Significant Subsidiaries existing on the date hereof (including its credit agreement), require Voicestream to (or to cause Omnipoint Corporation to) issue a notice of redemption (the "REDEMPTION") with respect to all shares of Omnipoint Corporation 7% Cumulative Convertible Preferred Stock, par value $0.001 per share (the "7% CONVERTIBLE PREFERRED SHARES"), in accordance with Sections 5.1(b) and 5.3 of the Certificate of Designation of the 7% Convertible Preferred Shares, at the Redemption Price (as such term is defined in the 7% Convertible Preferred Shares Certificate of Designation) in effect on the Redemption Date (as such term is defined in the 7% Convertible Preferred Shares Certificate of Designation), which Redemption Price shall be equal to the appropriate Redemption Price per share set forth in Section 5.1(b) of the Certificate of Designation of the 7% Convertible Preferred Shares, plus in each case all accrued and unpaid dividends on such 7% Convertible Preferred Shares (other than previously declared dividends payable to the holder of record on a prior date) through and including the Redemption Date, whether or not declared, which shall be due and payable only in cash out of funds of Voicestream or Omnipoint Corporation legally available for the payment of dividends, as more fully provided in the 7% Convertible Preferred Shares Certificate of Designation.

                                (B) If all the 7% Convertible Preferred Shares
have not been redeemed pursuant to paragraph (A) of this Section 1.05(n)(2) prior to the Effective Time and upon conversion of any outstanding shares of 7% Convertible Preferred Shares after the Effective Time, the holders thereof become entitled to DT Ordinary Shares, such DT Ordinary Shares to which such holder of 7% Convertible Preferred Shares is entitled will be issued from the 7% Convertible Preferred Shares Trust described in Annex 1.05(m)(2) (the "7% CONVERTIBLE PREFERRED SHARES TRUST"), and to the extent holders of 7% Convertible Preferred Shares become entitled to cash payment after the Effective Time, such cash payment to which such holder of 7% Convertible Preferred Shares is entitled will be paid by DT.

                           (3) Any shares of Convertible Voting Preferred Stock
held by DT ("DT PREFERRED SHARES") and any Voicestream 7% Convertible Preferred Stock outstanding at the Effective Time shall remain outstanding and shall be unaffected by the Merger.

                  (o) Warrants. If all the warrants granted pursuant to the Omnipoint Corporation Remainder Warrant Certificate dated May 6, 1997 (the "WARRANTS") shall not have been exercised prior to the Effective Time and any holder of such Warrants becomes entitled to DT Ordinary Shares after the Effective Time, such DT Ordinary Shares to which such holder of Warrants is entitled will be issued from the Warrants Trust described in Annex 1.05(o) (the "WARRANTS TRUST"), and to the extent any holder of Warrants become entitled to cash payment after the Effective Time, such cash payment to which such holder of Warrants is entitled will be paid by DT.

                  (p) Cook Inlet and Cook Inlet Joint Venture Partners.

                  (i) To the extent that prior to the Effective Time any of the Cook Inlet Partners receives Voicestream Common Shares in respect of its rights to exchange its interest in any of the Cook Inlet Joint Ventures or Affiliates of such joint ventures (the "COOK INLET EXCHANGE RIGHTS"), such Cook Inlet Partner shall have all the rights with respect to such Voicestream Common Shares which a Voicestream stockholder has.

                  (ii) To the extent that any of the Cook Inlet Partners does not receive Voicestream Common Shares prior to the Effective Time in respect of its Cook Inlet Exchange Rights, each Cook Inlet Partner shall be entitled to receive the consideration that such Cook Inlet Partner is entitled to receive pursuant to the Cook Inlet Exchange Rights. To the extent that, on or after the Effective Time, a Cook Inlet Partner is entitled to DT Ordinary Shares, such shares will be delivered from the Cook Inlet Partners Trust described in Annex 1.05(p), which shall be in form and substance reasonably satisfactory to DT and Voicestream and to the extent that such Cook Inlet Partner is entitled to cash, such cash shall be paid by DT. The consideration payable to a Cook Inlet Partner pursuant to this clause (ii) shall not constitute Merger Consideration for the purpose of this Agreement.

                  (iii) After the date hereof, Voicestream shall use reasonable efforts to obtain the agreement of SSPCS Corporation to enter into an agreement relating to its Cook Inlet Exchange Rights in a form substantially similar to the agreement relating to such matters entered into by Cook Inlet on the date hereof.

                  SECTION 1.06. Surrender and Payment. (a) Promptly after the Effective Time, the Surviving Corporation will send, or will cause the Escrow Agent to send, to each holder of record as of the Effective Time of Voicestream Common Shares (other than holders of Excluded Voicestream Shares and Dissenting Shares and holders of Voicestream Common Shares who made a valid Election with respect to all their shares), a letter of transmittal which shall specify that the delivery of Certificates shall be effected, and risk of loss and title shall pass, only upon proper delivery of a Certificate to the Escrow Agent, and instructions for use in effecting the surrender to the Escrow Agent of Certificates in exchange for the Merger Consideration (the "LETTER OF TRANSMITTAL"). The Letter of Transmittal shall contain such other terms and conditions as DT and Voicestream may reasonably specify.

                  (b) Each record holder of any Voicestream Common Shares that have been converted into a right to receive the consideration set forth in
Section 1.05(b) shall, upon surrender to the Escrow Agent of a Certificate or Certificates, together with a properly completed

Letter of Transmittal covering the Voicestream Common Shares represented by such Certificate or Certificates, without further action, be entitled to receive, and the Escrow Agent shall deliver (and DT shall cause the Escrow Agent to deliver) to each such holder, subject to Section 1.06(e) below, (i) the number of whole DT Depositary Shares or DT Ordinary Shares included in the Merger Consideration in respect of such Voicestream Common Shares, subject to the provisions of
Section 1.05, and (ii) a check in the amount (after giving effect to any required tax withholdings) of (A) the cash consideration that such holder has the right to receive pursuant to Section 1.05, plus (B) any cash in lieu of Fractional Interests to be paid pursuant to Section 1.09, plus (C) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 1.06(f). Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole DT Depositary Shares or DT Ordinary Shares, as applicable, to which it is entitled pursuant to Section 1.05 and the applicable amounts of cash provided in the foregoing clause (ii) of the preceding sentence.

                  (c) If any DT Depositary Shares or DT Ordinary Shares are to be delivered to a Person (as defined below) other than the registered holder of the Voicestream Common Shares represented by a Certificate or Certificates surrendered with respect thereto, it shall be a condition to such issuance that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery shall pay to the Escrow Agent any transfer or other taxes required as a result of such delivery to a Person other than the registered holder of such Voicestream Common Shares or establish to the satisfaction of the Escrow Agent that such tax has been paid or is not payable.

                  (d) The stock transfer books of Voicestream shall be closed after the close of trading on the NASDAQ on the Trading Day immediately prior to the Effective Time, and thereafter there shall be no further registration of transfers of Voicestream Common Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I.

                  (e) Any DT Ordinary Shares issued and delivered in respect of Voicestream Common Shares pursuant to this Article I, any cash entitled to be received therefor pursuant to Section 1.05, and any cash in lieu of Fractional Interests to be paid pursuant to Section 1.09, plus any cash dividend or other distribution that such holder has the right to receive pursuant to Section 1.06(f) that remains unclaimed by any holder of Voicestream Common Shares six months after the Effective Time, shall be held by the Escrow Agent (or a successor agent appointed by DT) or shall be delivered to the Depositary upon the instruction of DT and held by the Depositary, in either case subject to the instruction of DT, in an account or accounts designated for such purpose. DT shall not be liable to any holder of Voicestream Common Shares for any securities delivered or any amount paid by the Depositary, the Escrow Agent or its nominee, as the case may be, to a public official which it is so required to pay under applicable abandoned property laws. Any cash remaining unclaimed by holders of Voicestream Common Shares five years after the Effective Time (or such earlier date immediately prior to such time as such cash would otherwise escheat to or become property of any governmental entity or as is otherwise provided by applicable Legal Requirements (as defined below)) shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation or DT, as DT may determine.

                  (f) No dividends or other distributions nor any voting rights with respect to securities of DT issuable to the Escrow Agent with respect to Voicestream Common Shares shall be paid to or exercised by the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section. Subject to the effect of applicable Legal Requirements, upon such surrender, there shall be issued and/or paid to the holder of DT Depositary Shares or DT Ordinary Shares issued in exchange therefor, without interest and after giving effect to any required tax withholding, (A) at the time of such surrender, the dividends or other distributions payable with respect to such DT Depositary Shares or DT Ordinary Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such DT Depositary Shares or DT Ordinary Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of DT Depositary Shares or DT Ordinary Shares, all DT Depositary Shares and DT Ordinary Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time. Notwithstanding the foregoing, no dividends or other distributions nor any voting rights with respect to securities of DT issuable to the Escrow Agent for the account of the Dissenting Stockholders Trustee, the Optionholders Trustee, the 7% Convertible Preferred Shares Trustee, the Restricted Shares Trustee and the Cook Inlet Trustee (all as defined below) shall be paid to or exercised by any such trustees.

                  SECTION 1.07. [Reserved]

                  SECTION 1.08. Treatment of Voicestream Stock Plans. (a) Subject to the consummation of the Merger, immediately prior to the Effective Time, each outstanding option to purchase Voicestream Common Shares (each, a "VOICESTREAM OPTION") will be converted (and such Voicestream Option will be extinguished) into a right to acquire (each, a "VOICESTREAM ROLLOVER OPTION") from the Options Trust described in Annex 1.08(a) (which shall be in form and substance reasonably satisfactory to DT and Voicestream) on the same terms and conditions as were applicable under the Voicestream Option (but taking into account any changes thereto, including any acceleration thereof, provided for in the option award or in the Voicestream option plans listed on Schedule 1.08(ii) (the "VOICESTREAM OPTION PLANS") and applicable to such Voicestream Options by reason of this Agreement or the transactions contemplated hereby) that number of DT Ordinary Shares (the "VOICESTREAM OPTION AMOUNT") determined by multiplying the maximum number of Voicestream Common Shares subject to such Voicestream Option by the Exchange Ratio, rounded if necessary to the nearest whole DT Ordinary Share at an exercise price per DT Ordinary Share equal to the exercise price per Voicestream Common Share in effect with respect to such Voicestream Option immediately prior to the Effective Time divided by the Exchange Ratio. In order to implement the conversion of the Voicestream Options described above, the arrangements set forth in Annex 1.08(a) will be effected at the Effective Time. In the case of a Voicestream Option which is intended to be an incentive stock option under Section 422 of the Code, the adjustment in this Section 1.08 shall be modified if necessary to permit such Voicestream Option to continue to comply with Section 422 of the Code. Prior to the Effective Time, Voicestream and DT shall mutually agree to either terminate Voicestream's Employee Stock Purchase Plan or to convert the options under such plan to Voicestream Rollover Options under this Section 1.08(a).

                  (b) Subject to the consummation of the Merger, immediately prior to the Effective Time, each outstanding award of Voicestream restricted shares that remains subject to restrictions at the Effective Time (the "VOICESTREAM RESTRICTED SHARES") will be converted (and such Voicestream Restricted Shares will be extinguished) into a right to receive (each, a "VOICESTREAM ROLLOVER RESTRICTED SHARE") from the Restricted Shares Trust described in Annex 1.08(b), on the same terms and conditions and subject to the same vesting provisions as were applicable to such award under the Voicestream Plans listed on Schedule 1.08(ii) (but taking into account any changes thereto provided for in the Voicestream Plans listed on Schedule 1.08(ii)) that number of DT Ordinary Shares (the "RESTRICTED SHARE AMOUNT") determined by multiplying the number of shares of Voicestream Common Stock subject to the award by the Exchange Ratio, rounded if necessary, to the nearest whole DT Ordinary Share. In order to implement the conversion of the Voicestream Restricted Shares described above, the arrangements set forth in Annex 1.08(b) will be effected at the Effective Time.

                  (c) To the extent that any Person would otherwise be entitled to receive a fraction of a DT Ordinary Share pursuant to this Section 1.08, such fraction shall be treated in accordance with Section 1.09.

                  (d) As soon as practicable after the Effective Time, DT shall cause to be delivered to the holders of Voicestream Options and Voicestream Restricted Shares appropriate notices setting forth such holders' rights pursuant to the respective Voicestream Plans and agreements evidencing the grants of such Voicestream Options and Voicestream Restricted Shares (including that, in connection with the Merger and to the extent provided by the terms of the Voicestream Plans and award agreements thereunder, the Voicestream Options subject to change of control vesting have become fully vested).

                  (e) No later than the Effective Time, DT shall file or cause to be filed with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the DT Ordinary Shares and DT Depositary Shares which are subject to the Voicestream Rollover Options as provided in Section 1.08(a), and shall use reasonable best efforts to maintain the current status of the prospectus associated therewith, as well as to comply with any applicable state securities or "blue sky" laws for so long as such options remain outstanding.

                  SECTION 1.09. Fractional DT Depositary Shares and Fractional DT Ordinary Shares. No fraction of a DT Depositary Share or a DT Ordinary Share will be issued, but each holder of Voicestream Common Shares otherwise entitled to receive a fraction of a DT Depositary Share or DT Ordinary Share will be entitled to receive in accordance with the provisions of this Section 1.09 from the Escrow Agent a cash payment in lieu of such fraction of a DT Depositary Share or DT Ordinary Share, as applicable, (each a "FRACTIONAL INTEREST") representing such holder's proportionate interest in the net proceeds from the sale by the Escrow Agent on behalf of all such holders of the aggregate of the fractions of DT Depositary Shares and DT Ordinary Shares which would otherwise be issued ("EXCESS ADSS" and "EXCESS SHARES", respectively). The sale of the Excess ADSs and the Excess Shares by the Escrow Agent shall be executed on the New York Stock Exchange, Inc. (the "NYSE") and the FSE, respectively, through one or more member firms of the NYSE or the FSE, as the case may be, and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Voicestream Common Shares otherwise entitled to receive Fractional Interests, the Escrow Agent will hold such proceeds in trust for such holders of Voicestream Common Shares (the "COMMON SHARES TRUST"). DT shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Escrow Agent incurred in connection with such sale of the Excess ADSs and Excess Shares. The Escrow Agent shall determine the portion of the Common Shares Trust to which each holder of Voicestream Common Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of Fractional Interests to which such holder of Voicestream Common Shares is entitled and the denominator of which is the aggregate amount of Fractional Interests to which all holders of Voicestream Common Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Voicestream Common Shares in lieu of any Fractional Interests, the Escrow Agent shall make available such amounts to such holders of Voicestream Common Shares without interest.

                  SECTION 1.10. The Surviving Corporation. (a) The certificate of incorporation of Voicestream in effect at the Effective Time as amended and restated to be identical to the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that Article I thereof shall be amended to read: "The name of the Corporation is Voicestream Wireless Corporation".

                  (b) The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law, provided that from and after the Effective Time the bylaws of Merger Sub shall contain provisions identical to Article VII of the bylaws of Voicestream as in effect as of the date of this Agreement.

                  (c) The directors of Merger Sub and the officers of Voicestream immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, respectively, and such individuals shall serve in such positions until their successors shall have been duly elected and shall qualify.

                  SECTION 1.11. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Escrow Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Escrow Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any cash payable in lieu of Fractional Interests and any unpaid dividends or other distributions deliverable pursuant to Section 1.06(f) in respect of the Voicestream Common Shares represented by such Certificate pursuant to this Agreement.

                  SECTION 1.12. Dissenting Shares. Voicestream Common Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares in favor of the Merger, who shall have delivered a written demand for appraisal of such shares in the manner provided by Delaware Law and who shall not have effectively withdrawn or lost such right to appraisal as of the Effective Time ("DISSENTING SHARES"), shall be entitled to such rights (but only such rights) as are granted by
Section 262 of the Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the Delaware Law, (ii) if any holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Shares or lost his right to appraisal and payment for his Shares under
Section 262 of the Delaware Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided for the filing of such petition in Section 262 of the Delaware Law, such holder shall forfeit the right to appraisal of such Dissenting Shares and the holder of each such Dissenting Share shall be deemed to have made a Mixed Election pursuant to Section 1.05(d) and each such Share shall be converted into the right to receive the Mixed Consideration pursuant to Section 1.05(d). Voicestream shall give DT prompt notice of any demands received by Voicestream for appraisal of Voicestream Common Shares and DT shall have the right to conduct all negotiations and proceedings with respect to such demands. Except with the prior written consent of DT, Voicestream shall not make any payment with respect to, or settle or offer to settle, any such demands. To the extent holders of Dissenting Shares become entitled to DT Ordinary Shares or cash after the Effective Time, such DT Ordinary Shares and cash to which such holder of Dissenting Shares is entitled will be issued from the Dissenting Stockholder Trust described in Annex 1.12 (the "DISSENTING STOCKHOLDER TRUST").

                                   ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF VOICESTREAM

                  Except as disclosed in the Voicestream SEC Reports filed prior to the date of this Agreement and except as set forth in the Voicestream disclosure schedules to this Agreement (it being agreed that disclosure of any item in such schedules shall be deemed disclosure with respect to any section of this Agreement to which the relevance of such item is reasonably apparent), Voicestream hereby represents and warrants as of the date hereof to DT as follows:

                  SECTION 2.01. Organization and Qualification; Subsidiaries. Voicestream and each of its Significant Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Voicestream Subsidiaries which is not a Significant Subsidiary and each of the Cook Inlet Joint Ventures, as listed on Schedule 2.01 hereto, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on Voicestream. Each of

Voicestream, its Significant Subsidiaries and the Cook Inlet Joint Ventures has the requisite power and authority and any necessary Permit (as defined below) to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on Voicestream. Schedule 2.01 sets forth a list of all Voicestream Significant Subsidiaries and all entities in which Voicestream has an Investment Interest and their respective jurisdictions of incorporation or organization and identifies Voicestream's (direct or indirect) percentage ownership interest therein.

                  SECTION 2.02. Certificate of Incorporation and Bylaws. Voicestream has heretofore furnished, or otherwise made available, to DT a complete and correct copy of the Certificate of Incorporation and the Bylaws, each as amended to the date hereof, of Voicestream and each of its Significant Subsidiaries. Such Certificates of Incorporation and Bylaws are in full force and effect. Neither Voicestream, any of its Significant Subsidiaries nor any of the Cook Inlet Joint Ventures is in violation of any of the provisions of its respective Certificate of Incorporation or, in any material respect, its Bylaws or similar constituent documents.

                  SECTION 2.03. Capitalization. (a) The authorized capital stock of Voicestream consists solely of (i) 1,000,000,000 Voicestream Common Shares, of which, as of June 30, 2000, (A) 214,117,711 shares were issued and outstanding, including the restricted shares listed on Schedule 1.08(ii), (B) no shares were held in the treasury of Voicestream, (C) 10,173,546 shares were issuable upon the exercise of options outstanding under the Voicestream option plans listed on Schedule 2.03(a) hereto (the "VOICESTREAM PLANS"), and (D) 274,844 shares were issuable upon the exercise of the Warrants, and (ii) 100,000,000 shares of preferred stock, $0.001 par value, of Voicestream, of which, as of June 30, 2000, 7,606 2 1/2% Convertible Preferred Shares were issued and outstanding and owned by Hutchison Telecommunications PCS (USA) Limited, which shares, as of the date hereof, are convertible into 26,227,586 Voicestream Common Shares. The authorized share capital of Omnipoint Corporation consists solely of (i) 200,000,000 shares of common stock $0.01 par value, of which, as of June 30, 2000 65,000,000 shares were issued and outstanding and owned by Voicestream, and (ii) 10,000,000 shares of preferred stock, $0.01 par value, of which, as of June 30, 2000 6,355,195 shares of 7% Convertible Preferred Stock were issued and outstanding, which shares are convertible, as of the date hereof, into 8,425,082 Voicestream Common Shares. Except as set forth in Schedule 2.03 or permitted by Section 4.01 or as a result of transactions permitted by Section 5.15 and as to the exchange rights relating to the Cook Inlet Joint Ventures, (i) since June 30, 2000, no Voicestream Common Shares have been issued, except upon the exercise of options or the Warrants described in the immediately preceding sentence, and (ii) as of June 30, 2000, there are no outstanding Voicestream Equity Rights. For purposes of this Agreement, "VOICESTREAM EQUITY RIGHTS" means subscriptions, options, warrants, calls, commitments, agreements, conversion rights, exchange rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Voicestream or any of Voicestream's Subsidiaries or any Cook Inlet Joint Venture at any time any shares of the capital stock or other voting or non-voting securities of Voicestream. Schedule 2.03 hereto sets forth a complete and accurate list of all outstanding Voicestream Equity Rights as of June 30, 2000 (provided that, with respect to options, such list need only set forth the aggregate number of options with weighted average exercise prices at which grants have been made and need not specify grants by grantee). Since June 30, 2000, no Voicestream Equity Rights have been issued except (1) after the date hereof, as permitted by
Section 4.01, (2) as a result of transactions permitted by Section 5.15 hereof (or as would have been permitted had this Agreement been in effect from June 30, 2000), (3) the DT Preferred Shares and (4) or the restricted shares set forth on
Schedule 1.08(ii).

                  (b) Except as set forth on Schedule 2.03(b), there are no outstanding obligations of Voicestream or any of Voicestream's Subsidiaries or any Cook Inlet Joint Venture to repurchase, redeem or otherwise acquire any shares of capital stock of Voicestream, except those arising after the date hereof, as permitted by Section 4.01.

                  (c) All of the issued and outstanding Voicestream Common Shares are validly issued, fully paid and nonassessable.

                  (d) All the outstanding capital stock of each of Voicestream's Significant Subsidiaries and each of the Cook Inlet Joint Ventures which is owned by Voicestream is duly authorized, validly issued, fully paid and nonassessable and owned by Voicestream or one of its Subsidiaries free and clear of any material liens, security interest, pledges, charges or encumbrances except for any liens, security interest, pledges, charges or encumbrances which are granted to secure indebtedness. Except as set forth on Schedules 1.08 and
2.03 and as to the exchange rights relating to the Cook Inlet Joint Ventures, except as hereafter issued or entered into in accordance with Section 4.01 and except for the DT Preferred Shares, there are no material existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights, exchange rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Voicestream or any of Voicestream's Significant Subsidiaries or the Cook Inlet Joint Venture at any time any shares of the capital stock or other voting or non-voting securities or partnership interests or membership interests of any Voicestream Significant Subsidiary or any Cook Inlet Joint Venture, whether or not presently issued or outstanding (except for rights of first refusal to purchase interests in Subsidiaries which are not wholly owned by Voicestream and the Cook Inlet Joint Venture), and there are no outstanding obligations of Voicestream or any of Voicestream's Significant Subsidiaries or the Cook Inlet Joint Ventures to repurchase, redeem or otherwise acquire any shares of capital stock or other voting or non-voting securities or partnership interests or membership interests of Voicestream or any of Voicestream's Subsidiaries or any Cook Inlet Joint Venture. Except for (i) its Subsidiaries, (ii) investments of Persons in which Voicestream has less than a five percent (5%) interest, (iii) equity interests disclosed on Schedules 2.01 and 2.03 hereto or hereafter acquired as permitted under Section 4.01 or as a result of transactions permitted by Section 5.15 and
(iv) the Cook Inlet Joint Ventures and the Other Joint Ventures, Voicestream does not directly or indirectly own any equity interest in any other Person except as permitted by Section 4.01 or as a result of transactions permitted by
Section 5.15. Except as a result of transactions permitted by Section 4.01 or
Section 5.15, neither Voicestream nor any of its Subsidiaries is subject to any material requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Cook Inlet Joint Venture, any Other Joint Venture or any other non-Affiliated entity.

                  (e) No bonds, debentures, notes or other indebtedness of Voicestream having the right to vote on any matters on which stockholders may vote are issued or outstanding except for any securities issued after the date hereof in accordance with Section 4.01.

                  (f) Neither Voicestream nor any of its Subsidiaries or Affiliates nor any of the Cook Inlet Joint Ventures shall have any obligations or liabilities arising out of the exercise of the exchange rights relating to the Cook Inlet Joint Ventures Investment other than (i) the obligation to issue to the Cook Inlet Partners with respect to each Cook Inlet Joint Venture the number of Voicestream Common Shares set forth on Schedule 2.03(f) the payment by each Cook Inlet Joint Venture of the amounts set forth opposite the names of such Cook Inlet Joint Venture on Schedule 2.03(f) and obligations relating to the registration, listing and similar matters with respect to the Voicestream Common Shares and (iii) any obligations or liabilities relating to the management or operation of or membership in the Cook Inlet Joint Ventures and obligations to restructure or modify the organizational documents of the Cook Inlet Joint Ventures.

                  SECTION 2.04. Authority Relative to this Agreement, the Stockholders Agreement and the DT Financing Agreements. Voicestream has the necessary corporate power and authority to enter into this Agreement and the DT Financing Agreements and, subject to obtaining any necessary stockholder approval of the Merger and this Agreement, to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the DT Financing Agreements by Voicestream and the consummation by Voicestream of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Voicestream, subject to the approval and adoption of this Agreement by a majority of the votes entitled to be cast by all holders of Voicestream Common Shares outstanding on the record date (the "RECORD DATE") established for the Voicestream Stockholders Meeting ("VOICESTREAM STOCKHOLDER APPROVAL"). This Agreement and the DT Financing Agreements have been duly executed and delivered by Voicestream and, assuming the due authorization, execution and delivery thereof by the other Parties hereto and thereto, constitute legal, valid and binding obligation of Voicestream, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                  SECTION 2.05. No Conflict; Required Filings and Consents. (a) Except as described in subsection (b) below, the execution and delivery of this Agreement and the DT Financing Agreements by Voicestream does not, and the performance of this Agreement and the DT Financing Agreements by Voicestream will not, (i) violate or conflict with the Certificate of Incorporation or Bylaws of Voicestream, (ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to Voicestream or any of its Significant Subsidiaries or by which any of their respective property is bound or affected,
(iii) violate or conflict with the Certificate of Incorporation or Bylaws of any of Voicestream's Subsidiaries or any of the constituent documents of any of the Cook Inlet Joint Ventures, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation or repurchase of, or result in the creation of a lien or encumbrance on any of the properties or assets of Voicestream or any of its Subsidiaries or any Cook Inlet Joint Venture pursuant to, or result in the loss of any material benefit or right, or result in an acceleration of any rights or amounts due resulting from a change of control or otherwise, or require the consent of any other party to, any contract, instrument, Permit, license or franchise to which Voicestream or any of its Significant Subsidiaries or any Cook Inlet Joint Venture is a party or by which Voicestream, any of such Subsidiaries or any Cook Inlet Joint Venture or any of their respective property is bound or affected, except, in the case of clauses
(ii), (iii) and (iv) above, for conflicts, violations, breaches, defaults, rights, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on Voicestream, and except that the consummation of the Merger is conditional upon receipt of the Voicestream Stockholder Approval.

                  (b) Except for applicable requirements, if any, of the Federal Communications Commission (the "FCC"), the Exchange Act, the premerger notification requirements of the HSR Act, Council Regulation (EEC) No. 4064/89, if required, filing of a notice pursuant to Sections 721 of Exon-Florio, filing and recordation of appropriate merger or other documents as required by Delaware Law and any filings required pursuant to the rules of any applicable stock exchanges (collectively, the "VOICESTREAM REQUIRED APPROVALS"), neither Voicestream nor any of its Subsidiaries nor any Cook Inlet Joint Venture is required to submit any notice, report or other filing with any Governmental or Regulatory Authority in connection with the execution, delivery or performance of this Agreement or the DT Financing Agreements. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any Governmental or Regulatory Authority is required to be obtained by Voicestream or any of its Subsidiaries or any Cook Inlet Joint Venture in connection with its execution, delivery or performance of this Agreement or the DT Financing Agreements.

                  SECTION 2.06. SEC Filings; Financial Statements. (a) Each of Voicestream and its Significant Subsidiaries has filed all forms, reports and documents required to be filed with the SEC since January 1, 1999, together with any amendments and exhibits thereto, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, (ii) all proxy statements relating to meetings of stockholders (whether annual or special) held since January 1, 1999,
(iii) its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000 and (iv) all other reports or registration statements filed by each of Voicestream and its Significant Subsidiaries with the SEC since January 1, 1999 (collectively, the "VOICESTREAM SEC REPORTS"). Taking into account any amendments and supplements filed prior to the date of this Agreement, the Voicestream SEC Reports (i) were prepared substantially in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated under each of such respective acts, and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) The financial statements (the "VOICESTREAM FINANCIAL STATEMENTS"), including all related notes and schedules, contained in the Voicestream SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of Voicestream and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Voicestream and its Subsidiaries, or of Voicestream's Significant

Subsidiaries, as the case may be, for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except as disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments.

                  SECTION 2.07. Absence of Certain Changes or Events. Except as permitted by this Agreement or consented to by DT hereunder, (a) since December 31, 1999, there has not been any Material Adverse Effect on Voicestream and (b) Voicestream, its Subsidiaries and the Cook Inlet Joint Ventures, taken as a whole, have not incurred since December 31, 1999 any material liabilities or obligations except (i) liabilities or obligations (1) which are accrued or reserved against in the Voicestream Financial Statements included in Voicestream's SEC Reports filed prior to the date hereof or reflected in the notes thereto or (2) which were incurred after December 31, 1999 in the ordinary course of business and consistent with past practices, (ii) liabilities or obligations which have been discharged or paid in full prior to the date hereof in the ordinary course of business, (iii) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of Voicestream and its Subsidiaries prepared in accordance with GAAP and (iv) liabilities and obligations arising after December 31, 1999 which, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Voicestream.

                  SECTION 2.08. Litigation. As of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to Voicestream's Knowledge, threatened against Voicestream, any of its Subsidiaries or any Cook Inlet Joint Venture, or any properties or rights of Voicestream, any of its Subsidiaries or any Cook Inlet Joint Venture, before any Governmental or Regulatory Authority that would reasonably be expected to result in an adverse judgment or determination against Voicestream, any of its Subsidiaries or any Cook Inlet Joint Venture, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Voicestream or prevent Voicestream from consummating the transactions contemplated by this Agreement.

                  SECTION 2.09. No Violation of Law; Permits. The business of Voicestream, its Subsidiaries and the Cook Inlet Joint Ventures is not being conducted in violation of any statute, law, ordinance, regulation, judgment, order or decree of any Governmental or Regulatory Authority (including, without limitation, any stock exchange or other self-regulatory body) ("LEGAL REQUIREMENTS"), or in violation of any permits, franchises, licenses, privileges, immunities, approvals, certificates, orders, authorizations or consents that are granted by any Governmental or Regulatory Authority (including, without limitation, any stock exchange or other self-regulatory body) ("PERMITS"), except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Voicestream. Except as disclosed in the Voicestream SEC Reports filed prior to the date hereof, as of the date hereof, no investigation, review or proceeding by any Governmental or Regulatory Authority (including, without limitation, any stock exchange or other self-regulatory body) with respect to Voicestream, its Subsidiaries or any Cook Inlet Joint Venture in relation to any alleged violation of law or regulation is pending or, to Voicestream's Knowledge, threatened, nor has any Governmental or Regulatory Authority (including, without limitation, any stock exchange or other self-regulatory body) indicated in writing an intention to conduct the same, except for such investigations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Voicestream. None of the representations and warranties made in this Section 2.09 are being made with respect to Environmental Laws (as defined below).

                  SECTION 2.10. Information Provided by Voicestream. None of the information supplied or to be supplied by or on behalf of Voicestream for inclusion or incorporation by reference in the Registration Statement (as defined below) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Voicestream for inclusion or incorporation by reference in the Voicestream Proxy Statement (as defined below) will, at the dates mailed to stockholders and at the times of the Voicestream Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Voicestream for inclusion or incorporation by reference in the German Listing Prospectus will, at the time the German Listing Prospectus is published, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Voicestream for inclusion or incorporation by reference in the auditor's report to be prepared pursuant to Section 183(3) of the German Act will, at the time the report is filed with the Commercial Register, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by or on behalf of Voicestream pursuant to Section 5.07(c) will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Voicestream Proxy Statement (except for information relating solely to DT) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                  SECTION 2.11. Employee Matters; ERISA. Except as set forth on
Schedule 2.11:

                  (a) Schedule 2.11 contains a true and complete list of all material employee benefit plans sponsored or maintained by Voicestream or its Subsidiaries and covering present or former employees or directors of Voicestream and of each of its Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, or with respect to which Voicestream or any of its Subsidiaries has, or has had, an obligation to contribute or any other liability, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any deferred compensation, bonus, stock option, restricted stock, incentive, profit sharing, retirement, savings, medical, health, life insurance, disability, sick leave, cafeteria or flexible spending, vacation, unemployment compensation, severance or change in control agreements, arrangements, programs, policies or plans and any other benefit arrangements or payroll practice (collectively, the "VOICESTREAM BENEFIT PLANS"), whether funded or unfunded, insured or uninsured, written or unwritten, true and complete copies of which have been provided to DT.

                  (b) Except as would not reasonably be expected to result in a Material Adverse Effect on Voicestream, all contributions and other payments required to be made by Voicestream or any of its Subsidiaries to or under any Voicestream Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Voicestream Financial Statements.

                  (c) Each of the Voicestream Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") or is a prototype plan which has received a favorable opinion letter, and, to Voicestream's Knowledge, no circumstances exist that could reasonably be expected by Voicestream to adversely affect such qualification, except as would not reasonably be expected to have a Material Adverse Effect on Voicestream. Except as would not reasonably be expected to have a Material Adverse Effect on Voicestream, Voicestream is in compliance in all respects with, and each of the Voicestream Benefit Plans complies in form with, and is and has been operated in all respects in compliance with, all applicable Legal Requirements, including, without limitation, ERISA and the Code. No assets of Voicestream or any of its Subsidiaries are subject to liens arising under ERISA or the Code on account of any Voicestream Benefit Plan, neither Voicestream nor any of its Subsidiaries has been required to provide any security under Sections 401(a)(29) or 412(f) of the Code, or under Section 307 of ERISA, and, to Voicestream's Knowledge, no event has occurred that could give rise to any such lien or a requirement to provide such security.

                  (d) Except as would not reasonably be expected to have a Material Adverse Effect on Voicestream, to Voicestream's Knowledge, there does not now exist any condition or set of circumstances, that could subject Voicestream or any of its Subsidiaries to any material liability arising under any indemnity agreement to which Voicestream or any of its Subsidiaries is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course. No Voicestream Benefit Plan subject to Title IV of ERISA has terminated, nor has a "reportable event" (within the meaning of Section 4043 of ERISA) occurred with respect to any such plan (other than such events with respect to which the reporting requirement has been waived by regulation).

                  (e) None of the Voicestream Benefit Plans that are "welfare plans" within the meaning of Section 3(1) of ERISA provide for any post-employment or retiree benefits other than continuation coverage required to be provided under Section 4980B of the Code, Part 6 of Title I of ERISA, or applicable state law.

                  (f) Voicestream has made available to DT a true and correct copy of each current or last, in the case where there is no current, expired collective bargaining agreement to which Voicestream or any of its Subsidiaries is a party or under which Voicestream or any of its Subsidiaries has obligations and copies of the following documents with respect to each

Voicestream Benefit Plan, where applicable, (i) the plan documents governing such plan and the most recent summary plan description furnished to employees,
(ii) the most recent annual reports filed with the IRS, (Form 5500-series), including all schedules and attachments thereto, (iii) each related trust agreement or other funding arrangement (including all amendments to each such agreement), (iv) the most recent determination of the IRS with respect to the qualified status of such Voicestream Benefit Plan, and any currently-pending application for such a letter, and (v) the most recent actuarial report or valuation.

                  (g) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (a) payment (whether of severance pay or otherwise) becoming due from Voicestream or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, (b) obligation on the part of Voicestream or DT to pay any excise tax or any similar tax imposed on any employee or former employee of Voicestream or its subsidiaries under
Section 4999 of the Code or any other similar taxes except as provided in
Schedule 4.01(e), (c) benefit under any Voicestream Benefit Plan being established or becoming accelerated, vested or payable or (d) "reportable event" (as defined in Section 4043 of ERISA) with respect to a Voicestream Benefit Plan subject to Title IV of ERISA.

                  (h) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in the disqualification of any of the Voicestream Benefit Plans intended to be qualified under, result in a prohibited transaction or breach of fiduciary duty under, or otherwise violate, ERISA or the Code in a manner that would give rise to material liability.

                  (i) Except as would not reasonably be expected to have a Material Adverse Effect on Voicestream, neither Voicestream nor any of its Subsidiaries nor any of their directors, officers, employees or agents, nor any "party in interest" or "disqualified person", as such terms are defined in
Section 3 of ERISA and Section 4975 of the Code, with respect to any Voicestream Benefit Plan, has engaged in or been a party to any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which is not otherwise exempt, which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code upon Voicestream or its Subsidiaries, or which could constitute a breach of fiduciary duty which could result in liability on the part of Voicestream or any of its Subsidiaries.

                  (j) No Voicestream Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code or Part 3 of Title I of ERISA), whether or not waived. Neither Voicestream nor any of its Subsidiaries has incurred, and none of such entities reasonably expects to incur, any material liability to the PBGC with respect to any Voicestream Benefit Plan. Neither Voicestream nor any of its Subsidiaries is a party to, contributes to, or is required to contribute to, and neither has incurred or reasonably expects to incur, any withdrawal liability with respect to, any "multiemployer plan" (as defined in Section 3(37) of ERISA). No Voicestream Benefit Plan is a "multiple employer plan", within the meaning of the Code or ERISA.

                  (k) No employee is entitled to any "reload" options under any of the Voicestream Benefit Plans.

                  SECTION 2.12. Labor Matters. As of the date hereof, neither Voicestream nor any of its Subsidiaries is party to any collective bargaining agreements. As of the date hereof, there are no labor unions or other organizations representing or to Voicestream's Knowledge purporting to represent or making significant or sustained efforts to represent, a significant number of employees of Voicestream or its Subsidiaries. There is no pending, or, to the knowledge of Voicestream, threatened labor dispute, strike, work stoppage or other concerted labor activity against Voicestream or its Subsidiaries which would be reasonably likely to have a Material Adverse Effect on Voicestream. During the three (3) year period preceding the date hereof, to the Knowledge of Voicestream, there have been no significant or sustained efforts to organize activities conducted by any labor organization or work council or the like with respect to any employees of Voicestream or its Subsidiaries. Except for any violations, charges or complaints that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Voicestream, neither Voicestream nor any of its Subsidiaries has committed any unfair labor practices or violated in any material respect any applicable employment laws, regulations, ordinances, rules, orders or decrees in connection with the operation of the respective businesses of Voicestream and its Subsidiaries and there is no pending or, to the knowledge of Voicestream, threatened charge, complaint, investigation or proceeding against Voicestream or its Subsidiaries by or before the National Labor Relations Board, the Department of Labor, the Equal Employment Opportunity Commission, the Occupational Health and Safety Administration or any comparable state or municipal agency by or on behalf of any employee or class of employees or by or before any governmental agency relating to a purported violation of any applicable employment laws, regulations, ordinances, rules, orders or decrees.

                  SECTION 2.13. Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Voicestream, or would not otherwise require disclosure pursuant to the Securities Act or Exchange Act, (i) each of Voicestream, its Subsidiaries and the Cook Inlet Joint Ventures has complied and is in compliance with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by it, any of its Subsidiaries or any Cook Inlet Joint Venture (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) to Voicestream's Knowledge, no Hazardous Substances were present, disposed, released or otherwise deposited on, under, at or from the properties formerly owned or operated by it, any of its Subsidiaries or any Cook Inlet Joint Venture during the period of ownership or operation by it, any of its Subsidiaries or any Cook Inlet Joint Venture; (iv) to Voicestream's Knowledge, neither it nor any of its Subsidiaries nor any Cook Inlet Joint Venture is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any of its Subsidiaries nor any Cook Inlet Joint Venture has received any notice, demand, threat, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); and (vi) to Voicestream's Knowledge, neither it nor any of its Subsidiaries nor any Cook Inlet Joint Venture is subject to any orders, decrees, injunctions or other arrangements (other than those of general applicability not specifically related to Voicestream) with any Governmental or Regulatory Authority or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances (except for such agreements entered into by Voicestream in the ordinary course of business).

                  "ENVIRONMENTAL LAW" means any federal, state, local, foreign or other law (including common law), statutes, ordinances or codes relating to:
(a) the protection, investigation or restoration of the environment or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to person or property in connection with any Hazardous Substance.

                  "HAZARDOUS SUBSTANCES" means any substance that is: listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

                  SECTION 2.14. Board Action; Vote Required; Applicability of
Section 203. (a) The Board of Directors of Voicestream has determined that the transactions contemplated by this Agreement are advisable and in the best interests of Voicestream and its stockholders and has resolved to recommend to such stockholders that they vote in favor thereof.

                  (b) The Voicestream Stockholder Approval is the only vote of the holders of any class or series of the capital stock of Voicestream required to approve this Agreement, the Merger and the other transactions contemplated hereby.

                  (c) Prior to the execution of the Stockholders Agreement and the DT Financing Agreements, the Board of Directors of Voicestream approved the transactions contemplated hereby, by the DT Financing Agreements and the Stockholders Agreement for purposes of Section 203 of the Delaware Law including, without limitation, approving of DT becoming an "interested stockholder" as defined in and for the purposes of such Section 203. To Voicestream's Knowledge, no "moratorium", "control share", "fair price" or other antitakeover laws and regulations of the State of Delaware or the State of Washington (collectively, "VOICESTREAM TAKEOVER LAWS") are applicable to the Merger or the other transactions contemplated by this Agreement, the Stockholders' Agreement and the DT Financing Agreements.

                  SECTION 2.15. Opinion of Financial Advisor. Voicestream has received the opinion of Goldman, Sachs & Co., dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Voicestream Common Shares.

                  SECTION 2.16. Brokers. Except for Goldman, Sachs & Co., the arrangements with which have been disclosed to DT prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or investment banking fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Voicestream or any of its Subsidiaries.

                  SECTION 2.17. Tax Matters. Except as set forth on Schedule
2.17 and except to the extent that the failure of the following representations to be true whether considered individually or in the aggregate would not have a Material Adverse Effect on Voicestream:

                  (a) All Tax Returns required to be filed by Voicestream or its Subsidiaries on or prior to the Effective Time have been or will be timely filed with the appropriate Governmental or Regulatory Authorities and are or will be correct in all respects, and all Taxes due by Voicestream or its Subsidiaries on or prior to the Effective Time have been, or will be, timely paid;

                  (b) There are no liens (except for statutory liens for current Taxes not yet due and payable) against any domestic or foreign assets of Voicestream or any of its Subsidiaries resulting from any unpaid Taxes;

                  (c) No audit or other proceeding with respect to Taxes due from Voicestream or any of its Subsidiaries, or any Tax Return of Voicestream or any of its Subsidiaries, is pending, threatened in writing, or being conducted by any Governmental or Regulatory Authority;

                  (d) Except for complete and accurate copies of tax sharing agreements and amendments thereto made available to DT prior to the execution of this Agreement and listed in Schedule 2.17, no agreements relating to the allocation or sharing of Taxes exist between Voicestream and/or any one of its Subsidiaries, on the one hand, and a third party, on the other hand.

                  (e) No extension of the statute of limitations on the assessment of any Taxes has been granted by Voicestream or any of its Subsidiaries and is currently in effect; and

                  (f) Neither Voicestream nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to (i) prevent or impede the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code or (ii) cause the stockholders of Voicestream, other than any such stockholder that would be a "five-percent transferee shareholder" of DT (within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)) following the Merger, to recognize gain pursuant to Section 367(a) of the Code.

                  (g) The Tax Sharing Agreement has not been amended or modified (after May 3, 1999). Voicestream will not amend, modify or terminate the Tax Sharing Agreement in any material respect without the prior written consent of DT.

                  SECTION 2.18. Intellectual Property. Voicestream, its Subsidiaries and the Cook Inlet Joint Ventures have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) that is individually or in the aggregate material to the conduct of the businesses of Voicestream, its Subsidiaries and the Cook Inlet Joint Ventures taken as a whole ("VOICESTREAM INTELLECTUAL PROPERTY") except where the failure to have such right, title and interest or have the right to use such Intellectual Property would not reasonably be expected to have a Material Adverse Effect on Voicestream. Voicestream, its Subsidiaries and the Cook Inlet Joint Ventures (i) have not defaulted (except defaults that have been waived) in any material respect under any license to use Voicestream Intellectual Property, and (ii) are not as of the date hereof the subject of any proceeding or litigation for infringement of any third party Intellectual Property, other than a default proceeding or litigation, that is not having or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Voicestream. For purposes of this Agreement, "INTELLECTUAL PROPERTY" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, copyrights and copyright rights, trade secret and trade secret rights, and other intellectual property rights, and all pending applications for and registrations of any of the foregoing.

                  SECTION 2.19. Ownership of Securities. As of the date hereof, neither Voicestream nor to Voicestream's Knowledge any of its Subsidiaries, beneficially owns, directly or indirectly, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of DT.

                  SECTION 2.20. Certain Contracts. All material contracts required to be filed prior to the date hereof by Voicestream or any Significant Subsidiary pursuant to Item 601(b)(10) of Regulation S-K have been filed as exhibits to, or incorporated by reference in, a Voicestream SEC Report filed after December 31, 1999, or in Omnipoint Corporation 's Annual Report on Form 10-K for the year ended December 31, 1999, or in Aerial Communications, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999. Except as entered into after the date hereof in compliance with the terms of this Agreement, Schedule 2.20 (i) lists all material joint venture or strategic alliance agreements to which Voicestream or any of its Subsidiaries is a party,
Schedule 2.20 (ii) contains a list of all material agreements that exist between Voicestream and any of its non-employee Affiliates, Schedule 2.20 (iii) contains a list of all registration rights agreements that exist in respect of Voicestream Common Shares and Schedule 2.20 (iv) contains a list of all agreements that have a non-competition or similar operational restriction applicable to, or could be reasonably anticipated to be applicable to, and material to, the business of Voicestream and its Subsidiaries taken as a whole. Taken as a whole, the contracts and agreements required to be filed by Voicestream with the SEC and referred to in the first sentence of this Section 2.20, together with the contracts and agreements required to be set forth on Schedules 2.20 (i) through 2.20 (iv), are collectively referred to as the "VOICESTREAM CONTRACTS." The Voicestream Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms or, to the extent such invalidity or failure to be in full force and effect would not have a Material Adverse Effect on Voicestream, and, to Voicestream's Knowledge, neither Voicestream nor any of its Subsidiaries nor any Cook Inlet Joint Venture has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Voicestream Contract, except for defaults which individually and in the aggregate would not reasonably be expected to result in a Material Adverse Effect on Voicestream.

                  SECTION 2.21. Licenses. (a) Voicestream, each of its Subsidiaries and each Cook Inlet Joint Venture are the authorized legal holders or otherwise have rights to all Permits and licenses and operating rights necessary for the operation of their businesses as presently operated (collectively, the "SECTION 2.21 LICENSES") and all Section 2.21 Licenses are in full force and effect, except for such failures to hold or to have such rights or to be in full force and effect as would not reasonably be expected to have a Material Adverse Effect on Voicestream. Voicestream and its Subsidiaries and the Cook Inlet Joint Ventures are each in compliance in all respects with the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC and all applicable Governmental or Regulatory Authorities, except for such failure to comply which would not have a Material Adverse Effect on Voicestream. As of the date hereof, there is not pending and, to Voicestream's Knowledge, there is not threatened, any action by or before the FCC or any Governmental or Regulatory Authority to revoke, suspend, cancel, rescind or modify any of the Section 2.21 Licenses, except for such action or actions which individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect on Voicestream.
Schedule 2.21 sets forth a complete list of all material Section 2.21 Licenses except for such Section 2.21 Licenses, sold, pledged, disposed of or encumbered in accordance with Section 4.01(b).

                  (b) None of the Section 2.21 Licenses issued by the FCC are held directly by Voicestream but instead are held through one or more Subsidiaries of Voicestream or one or more Cook Inlet Joint Ventures.

                                   ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF DT

                  Except as disclosed in the DT SEC Reports filed prior to the date of this Agreement and except as set forth in the DT disclosure schedules to this Agreement (it being agreed that disclosure of any item in such schedules shall be deemed disclosure with respect to any section of this Agreement to which the relevance of such item is reasonably apparent), DT hereby represents and warrants as of the date hereof to Voicestream as follows:

                  SECTION 3.01. Organization and Qualification; Subsidiaries. DT and each of its Significant Subsidiaries, as listed on Schedule 3.01 hereto is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of DT and its Subsidiaries has the requisite corporate power and authority and any necessary Permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on DT.

                  SECTION 3.02. Certificate of Incorporation and Bylaws. DT is an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany. DT has heretofore furnished, or otherwise made available, to Voicestream a complete and correct copy of the Memorandum and Articles of Association (SATZUNG) and Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG), each as amended to the date hereof, of DT. Such Memoranda and Articles of Association (SATZUNG), Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG), are in full force and effect. DT is not in violation of any of the provisions of its Memorandum or Articles of Association (SATZUNG) or, in any material respect, its Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG).

                  SECTION 3.03. Capitalization. (a) As of the date hereof, DT's stated share capital (GRUND KAPITAL) amounts to (euro)7,755,786,327.04 divided into 3,029,604,034 ordinary shares, all of which, as of the date hereof, are issued and outstanding and not held in the Treasury of DT, and DT's authorized capital (GENEHMIGTES KAPITAL) available for the issuance of new DT Shares against contributions in kind amounts to up to (euro)3,865,093,163.52, as set forth in Section 5 of the Articles of Association of DT. As of the date hereof, 4,969,388 shares were held in the treasury of DT (EIGENE AKTIEN). Except as set forth on Schedule 3.03, there are no outstanding DT Equity Rights on the date hereof. For purposes of this Agreement, "DT EQUITY RIGHTS" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from DT or any of DT's Significant Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock or other voting or non-voting securities of DT.

                  (b) All of the issued and outstanding capital stock of DT is validly issued, fully paid and nonassessable. All DT Depositary Shares and DT Ordinary Shares to be issued as Merger Consideration will be, when issued, validly issued, fully paid and nonassessable.

                  (c) Except as disclosed on Schedule 3.03 hereto, all the outstanding capital stock of each of DT's Significant Subsidiaries which is owned by DT is duly authorized, validly issued, fully paid and nonassessable, and is owned by DT free and clear of any liens, security interest, pledges, agreements, claims, charges or encumbrances except for any liens, security interest, pledges, agreements, claims, charges or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on DT. Except as set forth on Schedule 3.03, there are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from DT or any of DT's Significant Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock or other voting or non-voting securities of any DT Subsidiary, whether or not presently issued or outstanding (except for rights of first refusal to purchase interests in Subsidiaries which are not wholly-owned by DT), and there are no outstanding obligations of DT or any of DT's Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting or non-voting securities of any of DT's Subsidiaries, other than such as would not, individually or in the aggregate, have a Material Adverse Effect on DT.

                  SECTION 3.04. Authority Relative to this Agreement. DT has the necessary corporate power and authority to enter into this Agreement, the Stockholders Agreement and the DT Financing Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Stockholders Agreement and the DT Financing Agreements by DT and the consummation by DT of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of DT, including by the Management Board (VORSTAND) of DT, and the Supervisory Board (AUFSICHTSRAT) of DT of this Agreement and the Stockholders Agreement (except for the determination by the Board of Management which will be made pursuant to
Section 205(2) of the German Act and except for the application to be filed with the Commercial Register). This Agreement and the Stockholders Agreement have been duly executed and delivered by DT and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes a legal, valid and binding obligation of DT, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                  SECTION 3.05. No Conflict; Required Filings and Consents. (a) Except as set forth on Schedule 3.05 or as described in subsection (b) below, the execution and delivery of this Agreement, the Stockholders Agreement and the DT Financing Agreements by DT do not, and the performance of this Agreement, the Stockholders Agreement and the DT Financing Agreements by DT will not, (i) violate or conflict with the Memorandum and Articles of Association (SATZUNG) or the Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG) of DT,
(ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to DT or any of its Significant Subsidiaries or by which any of their respective property is bound or affected, (iii) violate or conflict with the Memorandum and Articles of Association (SATZUNG) or the Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG) of any Subsidiaries of DT, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of DT or any of its Significant Subsidiaries pursuant to, or result in the loss of any material benefit or right, including the benefit of any standstill agreement, or result in an acceleration of any rights or amounts due resulting from a change of control or otherwise, or require the consent of any other party to, any contract, instrument, Permit, license or franchise to which DT or any of its Significant Subsidiaries is a party or by which DT or any of such Subsidiaries, or any of their respective property is bound or affected, except, in the case of clauses (ii), (iii) and (iv) above, for conflicts, violations, breaches, defaults, rights, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on DT.

                  (b) Except for applicable requirements, if any, of state, local, or foreign regulatory laws and commissions, the FCC, the Exchange Act, the premerger notification requirements of the HSR Act, Council Regulation (EEC) No. 4064/89, if required, filing of a notice pursuant to Section 721 of Exon-Florio, filing and recordation of appropriate merger or other documents as required by Delaware Law and any filings required pursuant to any state securities or "blue sky" laws or the rules of any applicable stock exchanges (the "DT REQUIRED APPROVALS" and together with the Voicestream Required Approvals, the "REQUIRED REGULATORY APPROVALS"), neither DT nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental or Regulatory Authority in connection with the execution, delivery or performance of this Agreement, the Stockholders Agreement and the DT Financing Agreements. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any Governmental or Regulatory Authority is required to be obtained by DT or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement, the Stockholders Agreement and the DT Financing Agreements.

                  SECTION 3.06. SEC Filings; Financial Statements. (a) DT has filed all forms, reports and documents required to be filed with the SEC since January 1, 1999, and has heretofore made available to Voicestream, in the form filed with the SEC, together with any amendments and exhibits thereto, (i) its Annual Report on Form 20-F for the fiscal year ended December 31, 1999, and (ii) all other reports or registration statements filed by DT with the SEC since January 1, 1999 (collectively, the "DT SEC REPORTS"). The DT SEC Reports (i) were prepared substantially in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated under each of such respective acts, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) The financial statements (the "DT FINANCIAL STATEMENTS"), including all related notes and schedules, contained in the DT SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of DT and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of DT and its Subsidiaries for the periods indicated in accordance with generally accepted accounting principles in Germany (with a reconciliation to GAAP in accordance with SEC rules) applied on a consistent basis throughout the periods involved (except for changes as disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments.

                  SECTION 3.07. Absence of Certain Changes or Events. Except as permitted by this Agreement or consented to by Voicestream hereunder, (a) since December 31, 1999, there has not been any Material Adverse Effect on DT, and (b) DT and its Subsidiaries, taken as a whole, have not incurred since December 31, 1999 any material liabilities or obligations except (i) liabilities or obligations (1) which are accrued or reserved against in the DT Financial Statements or reflected in the notes thereto or (2) which were incurred after December 31, 1999 in the ordinary course of business and consistent with past practices, (ii) liabilities or obligations which have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (iii) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of DT and its Subsidiaries prepared in accordance with GAAP.

                  SECTION 3.08. Litigation. As of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to DT's Knowledge, threatened against DT or any of its Subsidiaries, or any properties or rights of DT or any of its Subsidiaries, before any Governmental or Regulatory Authority that would reasonably be expected to result in an adverse judgment or determination against DT or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on DT or prevent DT from consummating the transactions contemplated by this Agreement except as set forth on Schedule 3.08 hereof.

                  SECTION 3.09. No Violation of Law. The business of DT and its Subsidiaries is not being conducted in violation of any Legal Requirements or in violation of any Permits, except for possible violations none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on DT. Except as disclosed in DT SEC Reports filed prior to the date hereof and as set forth on Schedule 3.09 hereto, as of the date hereof, no investigation, review or proceeding by any Governmental or Regulatory Authority (including, without limitation, any stock exchange or other self-regulatory body) with respect to DT or its Subsidiaries in relation to any alleged violation of law or regulation is pending or, to DT's Knowledge, threatened, nor has any Governmental or Regulatory Authority (including, without limitation, any stock exchange or other self-regulatory body) indicated in writing an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DT. None of the representations and warranties made in this Section 3.09 are being made with respect to Environmental Laws.

                  SECTION 3.10. Information Provided by DT. None of the information supplied or to be supplied by or on behalf of DT for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of DT for inclusion or incorporation by reference in the Voicestream Proxy Statement will, at the date mailed to stockholders of Voicestream and at the times of the Voicestream Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement (except for information relating solely to Voicestream) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by or on behalf of DT for inclusion or incorporation by reference in the German Listing Prospectus will, at the time the German Listing Prospectus is published, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of DT for inclusion or incorporation by reference in the auditor's report to be prepared pursuant to Section 183(3) of the German Act will, at the time the report is filed with the Commercial Register, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 3.11. Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on DT, or would not otherwise require disclosure pursuant to the Securities Act, or are listed on Schedule 3.11 hereto, (i) each of DT and its Subsidiaries has complied and is in compliance with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) to DT's Knowledge, no Hazardous Substances were present, disposed, released or otherwise deposited on, under, at or from the properties formerly owned or operated by it or any of its Subsidiaries during the period of ownership or operation by it or any of its Subsidiaries; (iv) to DT's Knowledge, neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any of its Subsidiaries has received any notice, demand, threat, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); and (vi) to DT's Knowledge, neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements (other than those of general applicability not specifically related to DT) with any Governmental or Regulatory Authority or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances, except for such agreements entered into by DT in the ordinary course of business.

                  SECTION 3.12. Board Action; Vote Required. (a) The Management Board (VORSTAND) and the Supervisory Board (AUFSICHTSRAT) of DT have determined that the transactions contemplated by this Agreement, the Stockholders Agreement and the DT Financing Agreements are advisable and in the best interests of DT and its shareholders.

                  (b) No vote of holders of any class or series of DT capital stock, including, without limitation, holders of DT Ordinary Shares or DT Depositary Shares, is required for the approval or entering into of this Agreement or the DT Financing Agreements or the consummation of the transactions contemplated hereby and thereby, including the Merger.

                  SECTION 3.13. Brokers. Except for Donaldson, Lufkin & Jenrette and Dresdner Kleinwort Benson, no broker, finder or investment banker is entitled to any brokerage, finder's or investment banking fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DT or any of its Subsidiaries.

                  SECTION 3.14. Tax Matters. Except as set forth on Schedule
3.15 attached hereto and except to the extent that the failure of the following representations to be true, whether considered individually or in the aggregate, would not have a Material Adverse Effect on DT;

                  (a) All Tax Returns required to be filed by DT or its Subsidiaries on or prior to the Effective Time have been or will be timely filed with the appropriate Governmental or Regulatory Authorities and are or will be correct in all respects, and all Taxes due by DT or its Subsidiaries on or prior to the Effective Time have been, or will be, timely paid;

                  (b) The assets of DT do not consist wholly or principally of immovable property situated within Germany within the meaning of Article 13(2)(b) of the Income Tax Treaty between Germany and the United States.

                  (c) There are no liens (except for statutory liens for current Taxes not yet due and payable) against any domestic or foreign assets of DT or any of its Subsidiaries resulting from any unpaid Taxes;

                  (d) No audit or other proceeding with respect to Taxes due from DT or any of its Subsidiaries, or any Tax Return of DT or any of its Subsidiaries, is pending, threatened in writing, or being conducted by any Governmental or Regulatory Authority;

                  (e) No extension of the statute of limitations on the assessment of any Taxes has been granted by DT or any of its Subsidiaries and is currently in effect; and

                  (f) Neither DT nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to (i) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) cause the stockholders of Voicestream, other than any such stockholder that would be a "five-percent transferee shareholder" of DT (within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)) following the Merger, to recognize gain pursuant to Section 367(a) of the Code.

                  (g) DT is not aware of any German withholding taxes that would be applicable to any Merger Consideration to be received in the Merger by Voicestream stockholders other than in their capacity as employees of Voicestream prior to the Effective Time. Except to the extent required under the Code, or any provision of state, local or non-U.S. (other than German) tax law, and in the case of withholding or deduction pursuant to German tax law, except to the extent required solely as a result of a change in law, including, without limitation, an administrative action by a German taxing authority or change, amendment to, or clarification of an official position or an official interpretation, occurring after the date of this Agreement, neither the Escrow Agent nor DT will deduct or withhold any amount on account of Taxes (other than stock transfer, stamp taxes, or any other similar Taxes) from the consideration otherwise payable pursuant to this Agreement. To the extent that amounts are so withheld by the Escrow Agent or DT, as the case may be, such withholdings shall be treated for all purposes of this Agreement as having been paid to the Shareholders in respect of which such deduction and withholding was made by the Escrow Agent or DT, as the case may be.

                  SECTION 3.15. Ownership of Securities. Except pursuant to the Shareholders Agreement, the DT Financing Agreements or as set forth on Schedule 3.16, as of the date hereof, neither DT nor, to DT's Knowledge, any of its Subsidiaries, beneficially owns, directly or indirectly, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Voicestream (other than shares held by DT Benefit Plans). Except as set forth on Schedule
3.16 hereto, DT owns no shares of Voicestream Common Stock which would constitute Disqualified Shares.

                  SECTION 3.16. Certain Contracts. All material contracts required to be filed by DT pursuant to Item 19(b) of Form 20-F and Instruction
B.2 thereto, have been filed as exhibits to, or incorporated by reference in, a DT SEC Report filed after December 31, 1999.

                  SECTION 3.17. Licenses. DT and each of its Subsidiaries are the authorized legal holders or otherwise have rights to all material Permits and licenses and operating rights necessary for the operation of their business as presently operated, except for such failures as would not reasonably be expected to have a Material Adverse Effect on DT (collectively, the "DT LICENSES"). As of the date hereof there is not pending and, to DT's Knowledge, there is not threatened, any action by or before any Governmental or Regulatory Authority to revoke, suspend, cancel, rescind or modify in any material respect any of the DT Licenses which action would reasonably be expected to have a Material Adverse Effect on DT.

                                   ARTICLE 4

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 4.01. Conduct of Business in the Ordinary Course. Voicestream covenants and agrees with DT that, between the date hereof and the Effective Time, except as described on Schedule 4.01 or as otherwise expressly contemplated hereby, the business of Voicestream and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business; and Voicestream for itself and on behalf of its Subsidiaries agrees with DT to use its commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted and to preserve their present relationships with significant customers and suppliers and with other persons with whom they have significant business relations; provided, however, that no action by Voicestream or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section
4.01 or Section 5.15 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Except as set forth on
Schedule 4.01 or as otherwise expressly contemplated by this Agreement, Voicestream agrees with DT, on behalf of itself and its Subsidiaries, that they will not, between the date hereof and the Effective Time directly or indirectly, do any of the following without the prior written consent of DT:

                  (a) (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, Voicestream or any of its Subsidiaries, except for (A) the issuance of Voicestream Common Shares upon exercise of such rights existing on the date hereof in amounts not exceeding the amounts set forth in Schedule 4.01(a)(i)(A), (B) grants of stock options with respect to Voicestream Common Shares to employees or directors, provided such grants shall not exceed 1,500,000 Voicestream Common Shares in the aggregate and, provided further, that the consummation of the transactions contemplated by this Agreement will not constitute a change in control with respect to any such newly granted options, (C) issuances of equity securities in respect of options, warrants, convertible securities or other rights of any kind to acquire equity securities of any Person that is the subject of an Acquisition permitted by
Section 5.15, (D) the issuance of securities by a Subsidiary to any Person which is directly or indirectly wholly owned by Voicestream, (E) liens granted to secure indebtedness permitted by Section 4.01 or in connection with Acquisitions permitted by Section 5.15, (F) issuances of Voicestream Common Shares upon (1) conversion of the 2 1/2% Convertible Preferred Stock in accordance with the terms of such stock as in effect on the date hereof, (2) conversion of the 7% Convertible Preferred Shares in accordance with the terms of such stock as of the date hereof, (3) exercise of the Warrants in accordance with the terms of such Warrants as in effect on the date hereof and/or (4) exercise of the Cook Inlet Partners' exchange rights as in effect on the date hereof; (G) the sale of shares of capital stock pursuant to the exercise of Voicestream Options if necessary to effectuate an optionee direction upon exercise or for withholding,
(H) issuance of shares of capital stock under Voicestream's Employee Stock Purchase Plan which shares are acquired by Voicestream in accordance with clause
(iv)(B); (ii) amend or propose to amend the Certificate of Incorporation or Bylaws (or other comparable organizational document) or any certificate of designation of Voicestream, or adopt, amend or propose to amend any stockholder rights plan or related rights agreement; (iii) split, combine or reclassify any outstanding shares of Voicestream Common Shares, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to shares of Voicestream Common Shares; or (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except that Voicestream shall be permitted to acquire shares of Voicestream Common Shares, from time to time (A) as permitted by or in accordance with Article IX of Voicestream's certificate of incorporation and (B) in open market transactions, consistent with past practice and in compliance with Legal Requirements and the provisions of any applicable employee benefit plan, program or arrangement, for issuance upon the exercise of options and other rights granted, and the lapsing of restrictions, under Voicestream's employee benefit plans, programs and arrangements;

                  (b) (i) except in connection with Permitted Swaps or Acquisitions pursuant to Section 5.15, acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make or increase any investment in another entity (other than an entity which is a wholly-owned Subsidiary of Voicestream as of the date hereof and other than incorporation of a wholly-owned Subsidiary) other than investments permitted by Schedule 4.01(b); (ii) except in connection with Permitted Swaps or as approved by the Acquisitions Committee (as defined below), except in the ordinary course of business and in a manner consistent with past practice or as may be required by, or in accordance with, law or any Governmental or Regulatory Authority, including to comply with spectrum limitations, in order to permit or facilitate the consummation of the transactions contemplated hereby, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any assets of Voicestream or any of its Subsidiaries, except for Acquisitions pursuant to
Section 5.15; (iii) except in the ordinary course of business and in a manner consistent with past practice and all Legal Requirements and Permits, authorize or make capital expenditures in an aggregate amount not to exceed the aggregate annual amounts set forth in Voicestream's 2000 business plan as provided to DT during the week of June 26, 2000;

                  (c) incur indebtedness (incremental to that shown on its balance sheet as of March 31, 2000) except (i) pursuant to binding commitments to lend in existence on the date hereof as listed by Schedule 4.01(c), (ii) pursuant to the DT Financing Agreements, (iii) refinancing of existing indebtedness, (iv) in connection with Acquisitions (including assumed indebtedness) permitted by Section 5.15, and (v) additional indebtedness that would be prepayable at the election of Voicestream on or after the Closing Date, the aggregate prepayment penalty of which does not exceed $25,000,000;

         (d) enter into (i) leveraged derivative contracts (defined as contracts that use a factor to multiply the underlying index exposure), or (ii) other derivative contracts except for the purpose of hedging known interest rate and foreign exchange exposures or otherwise reducing Voicestream's cost of financing; provided, however, that employee stock ownership plans and other pension and deferred compensation plans of Voicestream may enter into derivative contracts as part of their ordinary course investment strategy;

         (e) take any action with respect to the grant of any severance or termination pay, or stay, bonus, or other incentive arrangements (otherwise than pursuant to the Voicestream Benefit Plans and the policies of Voicestream in effect on the date hereof in the ordinary course of Voicestream's business or as otherwise expressly permitted under this Agreement or otherwise in the ordinary course of business and consistent with Voicestream's past practice);

         (f) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice or as otherwise required by Legal Requirements or the provisions of any Voicestream Benefit Plan) under any Voicestream Benefit Plan to any director or officer of, or independent contractor or consultant to, Voicestream or any of its Subsidiaries, adopt or otherwise materially amend (except for amendments required by Legal Requirements) any Voicestream Benefit Plan, or enter into or amend any employment or consulting agreement of the type which would be required to be disclosed hereunder pursuant to Section 2.11 or grant or establish any new awards under any such existing Voicestream Benefit Plan (excluding any stock options granted pursuant to Section 4.01(a)) or agreement (except in the ordinary course of business and in amounts and in a manner consistent with past practice and subject to the other provisions of this Section 4.01);

         (g) file any amended Tax Returns or settle any Tax audits or other tax proceedings of Voicestream if the result of such amendment or settlement would result in an increase of Voicestream tax liability in excess of $15,000,000 or change in any respect (i) its method of tax accounting or tax practice or (ii) its accounting policies, methods or procedures, except as required by GAAP, which in the case of (i) or (ii) would have a Material Adverse Effect on Voicestream;

         (h) take any action which would reasonably be expected to materially adversely affect or materially delay the ability of any of the Parties to obtain any Required Regulatory Approval or consummate the transactions contemplated hereby;

         (i) take any action that would be reasonably likely to (i) prevent or impede the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code or (ii) cause the Stockholders of Voicestream to recognize gain pursuant to Section 367(a) of the Code;

         (j) other than pursuant to this Agreement, take any action to cause the Voicestream Common Shares to cease to be quoted on NASDAQ;

         (k) (i) grant new Stock Appreciation Rights, new performance shares, restricted stock, or other equity based rights (other than stock options granted pursuant to Section 4.01(a)); (ii) materially modify any actuarial cost method, assumption or practice used in determining benefit obligations, annual expense and funding for any Voicestream Benefit Plan, except to the extent required by GAAP; (iii) materially modify the investment philosophy of the benefit plan trusts or maintain an asset allocation which is not consistent with such philosophy, subject to any ERISA fiduciary obligation; (iv) subject to any ERISA fiduciary obligation, enter into any outsourcing agreement, or any other material contract relating to the Voicestream Benefit Plans or management of the benefit plan trusts; (v) offer any new or extend any existing retirement incentive, "window" or similar benefit program; (vi) grant any ad hoc pension increase; (vii) establish any new or fund any existing "rabbi" or similar trust (except in accordance with the current terms of such trust), or enter into any other arrangement for the purpose of securing non-qualified benefits or deferred compensation; (viii) adopt or implement any corporate owned life insurance; (ix) adopt, implement or maintain any "split dollar" life insurance program; or (x) except as may be required by the terms of any award agreement, accelerate the vesting or payment of any equity or equity-based award or (xi) materially increase the compensation payable to any officer or director (other than for normal compensation increases in the ordinary course of business consistent with past practice);

         (l) agree to enter into any merger, reorganization, share exchange, business combination or similar transaction pursuant to which the stockholders of Voicestream will receive any consideration (whether payable in cash, securities, property or other consideration) in exchange for their Voicestream Common Shares;

         (m) authorize or enter into (i) any material joint venture (other than Permitted Swaps and other than joint ventures complying with the "designated entity" rules which are required for the completion of any Acquisition permitted pursuant to Section 5.15) or (ii) any agreement (other than in the ordinary course consistent with its past practice in respect of the Cook Inlet Joint Ventures and that does not apply to the business of Voicestream or its Subsidiaries outside the United States) that has a non-competition provision or similar operational restriction applicable to, or could be reasonably anticipated to be applicable to, the business of Voicestream or any of its Subsidiaries and that is reasonably expected to be materially adverse to DT or the mobile telecommunication business of DT after the Effective Time; or

         (n) authorize or enter into any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by this Section 4.01.

         (o) Notwithstanding anything in this Agreement to the contrary, during the period of time beginning on the later of the Election Deadline and the fifth Business Day prior to the Effective Time and extending until and including the Effective Time, Voicestream shall not take or omit to take any action that could increase the number of Voicestream Common Shares outstanding on a fully diluted basis.

         SECTION 4.02. Conduct of Business by DT. Except as set forth on
Schedule 4.02 hereto or as otherwise expressly contemplated by this Agreement, DT agrees on behalf of itself and its Subsidiaries that they will not, between the date hereof and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Voicestream:

         (a) (i) except as may be necessary or required for the purpose of using or increasing any or all of DT's authorized capital (GENEHMIGTES KAPITAL) or necessary for the conduct of its business, amend or propose to amend the Memorandum and Articles of Association (SATZUNG) or Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG) (or other comparable organizational document) of DT in any manner that would be adverse to Voicestream or its stockholders; (ii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to shares of DT capital stock (other than regular annual cash dividends in a manner consistent with past practice); (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible, exchangeable or exercisable for or into shares of its capital stock, except for repurchases, redemptions or acquisitions not exceeding 10% of the total number of DT Ordinary Shares outstanding as of the date hereof in the aggregate; or (iv) effect any reclassification, recapitalization or restructuring or other similar transaction (other than as permitted in clause (ii) of this Section 4.02(a)) that results in the direct or indirect receipt by holders of DT Ordinary Shares of any assets, property or cash in respect of such DT Ordinary Shares.

         (b) take any action that would be reasonably likely to (i) prevent or impede the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code; or (ii) cause the Stockholders of Voicestream to recognize gain pursuant to Section 367(a) of the Code; or

         (c) take any action that would reasonably be likely to (i) materially adversely affect the ability of the Parties to obtain any Required Regulatory Approval or to consummate the transactions contemplated hereby, or (ii) materially delay the ability of any of the Parties to obtain any Required Regulatory Approval or to consummate the transactions contemplated hereby, provided, however, that this Section 4.02(c) shall not preclude any acquisitions by DT or any of its Subsidiaries so long as such acquisitions, individually or in the aggregate, are not reasonably likely to prevent the consummation of the Merger.

         SECTION 4.03. No Solicitation. (a) From and after the date hereof, Voicestream shall not, nor shall it permit any of its Subsidiaries to, nor shall they authorize or instruct any of their respective officers, directors or employees to, and shall use their reasonable efforts to cause any investment banker, financial advisor, attorney, accountants or other representatives retained by them or any of their respective Subsidiaries not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any Alternative Transaction (as defined below), or (ii) participate in any substantive discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the time the Voicestream Stockholders' Approval is obtained, the Board of Directors of Voicestream receives an unsolicited bona fide proposal and determines in good faith that providing information to the Third Party (as defined below), making such proposal or participating in negotiations or discussions with the Third Party could be reasonably expected to result in a Voicestream Superior Proposal (as defined below) and if Voicestream is not in breach of its obligations under this
Section 4.03, Voicestream may, subject to giving DT 48 hours advance written notice of its intention to do so, (x) furnish information with respect to Voicestream pursuant to a confidentiality agreement from the Third Party substantially similar to the Mutual Nondisclosure Agreement between Voicestream and DT dated as of June 21, 2000 (the "CONFIDENTIALITY AGREEMENT"), and (y) engage in discussions and negotiations with the persons that made such proposal. Voicestream shall promptly notify DT orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal. Voicestream will keep DT informed of the status (including amendments) of such request or proposal on a current basis. Voicestream shall immediately cease and terminate any existing solicitations, discussions or negotiations with any persons conducted heretofore by it or its representatives with respect to the foregoing.

         (b) Nothing contained in this Section 4.03 or in Section 5.02 shall prohibit Voicestream (x) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or (y) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of Voicestream, after receipt of advice from outside counsel, failure to disclose would result in a reasonable likelihood that the Board of Directors of Voicestream would breach its duties to Voicestream's stockholders under applicable law.

         (c) For purposes of this Agreement, "ALTERNATIVE TRANSACTION" means a proposal or intended proposal, regarding any of (i) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than a Party and its Subsidiaries (a "THIRD PARTY") acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange
Act) of more than twenty percent (20%) of the outstanding shares of Voicestream,
(ii) any acquisition or proposed acquisition of, or business combination with Voicestream or any of its Significant Subsidiaries, as applicable, by a merger or other business combination (including any so-called "merger-of-equals" and whether or not Voicestream or any of its Significant Subsidiaries, as the case may be, is the entity surviving any such merger or business combination), other than any transaction that would be permitted pursuant to Section 5.15 hereof, or
(iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Voicestream and any entity surviving the merger or business combination including any of them) of Voicestream or any of its Subsidiaries, as the case may be, for consideration equal to twenty percent (20%) or more of the fair market value of all of the outstanding shares of Voicestream Common Stock on the date of this Agreement.

         SECTION 4.04. Subsequent Financial Statements. Voicestream, prior to the Effective Time, will timely file with the SEC each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K required to be filed by it under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to DT copies of each such report filed with the SEC. DT will timely file with the SEC each Annual

Report on Form 20-F and Report on Form 6-K required to be filed by it under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to Voicestream copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The respective audited financial statements and unaudited interim financial statements of each of Voicestream and DT, as the case may be, included in such reports will fairly present the financial position of such Party and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with GAAP (with a reconciliation to GAAP in accordance with SEC rules in the case of Voicestream) or generally accepted accounting principles in Germany (in the case of DT) applied on a consistent basis and, subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

                  SECTION 4.05. Control of Operations. Nothing contained in this Agreement shall give DT, directly or indirectly, the right to control or direct Voicestream's operations prior to the Effective Time. Prior to the Effective Time, Voicestream shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE 5

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01. Voicestream Proxy Statement; the Registration Statement and the German Listing Prospectus. Each of DT and Voicestream shall cooperate and promptly prepare and DT shall file with the SEC as soon as practicable a Registration Statement on Form F-4 (or any successor form) (the "FORM F-4") under the Securities Act with respect to the DT Ordinary Shares and the DT Depositary Shares issuable and deliverable pursuant to this Agreement. A portion of the Form F-4 shall serve as a prospectus with respect to the DT Ordinary Shares and the DT Depositary Shares issuable and deliverable pursuant to the terms of this Agreement and as Voicestream's proxy statement with respect to Voicestream Stockholders' Meeting (the "VOICESTREAM PROXY STATEMENT"). DT will cause the Form F-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder and Voicestream will cause the Voicestream Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Voicestream and DT shall use their reasonable best efforts to have the Voicestream Proxy Statement and Registration Statement declared effective by the SEC under the Securities Act, and promptly thereafter shall mail to the holders of record of Voicestream Common Shares, the Voicestream Proxy Statement; provided, however, that Voicestream shall not mail or otherwise furnish the Voicestream Proxy Statement to its stockholders unless and until:

                  (i) it has received notice from the SEC that the Registration Statement is effective under the Securities Act;

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


                  (ii) Voicestream shall have received a letter of its independent accountants, dated a date within two (2) business days prior to the date of the first mailing of the Voicestream Proxy Statement, and addressed to Voicestream, in form reasonably satisfactory to Voicestream and customary in scope for similar "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form F-4 with respect to the financial statements of DT included in the Voicestream Proxy Statement and the Registration Statement;

                  (iii) DT shall have received a letter of its independent accountants, dated a date within two (2) business days prior to the date of the first mailing of the Voicestream Proxy Statement, and addressed to DT, in form reasonably satisfactory to DT and customary in scope for similar "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form F-4 with respect to the financial statements of Voicestream included in the Voicestream Proxy Statement and the Registration Statement.

         DT shall use reasonable best efforts to obtain prior to the effective date of the Form F-4, all necessary state securities law or "Blue Sky" permits or approvals required to effect the transactions contemplated by this Agreement. DT will advise Voicestream, promptly after it receives notice, of the time when the Form F-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order or the suspension of the qualification of the DT Depositary Shares or DT Ordinary Shares issuable and deliverable in connection with the Merger for offering or sale in any jurisdiction.

                  (b) DT and Voicestream will cooperate in (i) the preparation of the Voicestream Proxy Statement and the Registration Statement and in having the Registration Statement declared effective as soon as practicable and (ii) the preparation and filing of the German Listing Prospectus with the FSE and the auditor's report with the Commercial Register.

                  SECTION 5.02. Voicestream Stockholders' Meeting and Consummation of the Merger. (a) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, Voicestream shall duly give notice of, convene and hold a meeting of its stockholders (the "VOICESTREAM STOCKHOLDERS' MEETING") in accordance with Delaware Law for the purposes of obtaining the Voicestream Stockholder Approval and shall, subject to the provisions of Section 5.02(b) hereof, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and use its reasonable best efforts to obtain the Voicestream Stockholder Approval.

                  (b) Neither the Board of Directors of Voicestream nor any committee thereof shall (i) except as expressly permitted by this Section 5.02(b), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to DT, the approval or recommendation of such Board of Directors or such committee of this Agreement, the Merger and the other transactions contemplated hereby, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) cause Voicestream to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement for any Alternative Transaction (each, a "VOICESTREAM ACQUISITION AGREEMENT"). Notwithstanding the foregoing, in the event that prior to the time the Voicestream Stockholder Approval is obtained, Voicestream receives a Superior Proposal (as defined below), the Board of Directors of Voicestream may (subject to this and the following sentences) (A) inform Voicestream stockholders that it no longer recommends Voicestream Stockholder Approval (a "SUBSEQUENT DETERMINATION"), but only at a time that is after the second Business Day following DT's receipt of written notice advising DT that the Board of Directors of Voicestream has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy or draft copy thereof with all accompanying documentation or draft documentation, if in writing), identifying the Person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, Voicestream shall provide a reasonable opportunity to DT to make such adjustments in the terms and conditions of this Agreement as would enable Voicestream to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of Voicestream and DT at the time. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction which the Board of Directors of Voicestream determines in its good faith judgment to be more favorable to Voicestream's stockholders than the transactions contemplated by this Agreement. Voicestream shall submit this Agreement to its stockholders at the Voicestream Stockholders' Meeting even if the Board of Directors of Voicestream shall have made a Subsequent Determination.

         SECTION 5.03. Cook Inlet. Voicestream shall not agree to any modification of the existing exchange rights agreements relating to the Cook Inlet Joint Ventures that would (i) prior to the Effective Date, increase the number of Voicestream Common Shares issuable to the Cook Inlet Joint Ventures upon exercise of their exchange rights in excess of the maximum number of shares set forth on Schedule 2.03(f) on and after the Effective Date, increase the number of DT Ordinary Shares or DT Depositary Shares issuable to the Cook Inlet Joint Ventures upon exercise of their exchange rights.

         SECTION 5.04. Notification of Certain Matters. Each of Voicestream and DT shall give prompt notice to each other of the following:

         (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement of such Party to be untrue, inaccurate or incomplete in any material respect at any time from the date hereof to the Effective Time if such failure to be true, accurate or complete would cause the condition set forth in Section 6.02(a) or 6.03(a) not to be satisfied, in which case the Party required to give prompt notice thereof shall promptly update and deliver to the others any Schedules hereto which require an update to remain true, accurate and correct or (ii) directly or indirectly, any Material Adverse Effect on such Party;

         (b) any material failure of such Party, or any officer, director, employee or agent of any thereof, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder (if such failure would cause the condition set forth in Section 6.02(b) or 6.03(b) not to be satisfied);

         (c) any facts relating to such Party which would make it necessary or advisable to amend the Voicestream Proxy Statement or the Registration Statement in order to make the statements therein not misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available hereunder to the Parties receiving such notice; and

         (d) Promptly upon receipt by Voicestream from any Voicestream stockholder who is a party to the Stockholder Agreements of a proxy card sent to the Voicestream stockholders with the Voicestream Proxy Statement and in accordance with Section 5 of the Stockholders Agreements, but in no event later than the second Business Day following such receipt or, if such receipt is on or after the fifth Business Day prior to the Closing, then on the date of such receipt, Voicestream shall notify DT orally of its receipt and provide DT with copy of such proxy card.

         (e) Voicestream will not settle any claim with respect to Section 1.19 and 1.20 the Tax Sharing Agreement (the "355 Provisions") or amend, modify or terminate the 355 provisions without the prior written consent of DT. Voicestream will promptly provide DT with any notice of indemnification claim or other notice of communication with respect to or under the Tax Sharing Agreement with respect to the 355 Provisions. Voicestream will use its reasonable best efforts to permit DT to participate in the negotiation, resolution, settlement and contest of any claim or tax refund related to any items for which Voicestream has sole indemnification responsibility under the Section 355 Provisions.

         SECTION 5.05. Access to Information. (a) Each of Voicestream and DT shall, and shall cause its respective Subsidiaries, and its and their officers, directors, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel and agents of the other Parties reasonable access during regular business hours to such Party's and its Subsidiaries' officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other with all financial, operating and other data and information as such other Parties may reasonably request. Notwithstanding the foregoing, neither Voicestream nor DT shall be required to provide any information which it reasonably believes it may not provide to the other Party by reason of any Legal Requirements or other applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which it or any of its Subsidiaries is required to keep confidential by reason of contract, agreement or understanding with third parties.

         (b) Each of Voicestream and DT agrees that all non-public, confidential information so received from any other Party shall be deemed received pursuant to the Confidentiality Agreement and shall cause its Subsidiaries and each of its and their respective officers, directors, employees, financial advisors, attorneys, accountants, consultants and agents ("PARTY REPRESENTATIVES") to, comply with the provisions of the Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

         SECTION 5.06. Public Announcements. Voicestream and DT shall develop a joint communications plan and each Party shall, except as otherwise required by any Legal

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


Requirement, use its reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan or, to the extent inconsistent therewith, shall have received the prior written approval of the other Parties.

         SECTION 5.07. Cooperation. (a) Upon the terms and subject to the conditions hereof, each of Voicestream and DT agrees, and agrees to cooperate with each other, (w) to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including all actions expected to be taken after the Effective Time in connection with the actions contemplated by
Section 1.04), (x) to obtain in a timely manner all necessary Permits or waivers, from, approvals or consents of, or declarations, registrations or filings with, and all expirations of waiting periods imposed by, any Governmental or Regulatory Authority which are necessary for the consummation of the transactions contemplated hereby, (y) to promptly (1) prepare and file a Premerger Notification in accordance with the HSR Act, comply with any requests for additional information, and obtain termination of the waiting period thereunder as promptly as practicable, (2) prepare and file all required notifications, if any, under Council Regulation (EEC) No. 4064/89, and obtain the approval of the Council of the European Union to the transactions contemplated by this Agreement, if required, and (3) file a notice pursuant to
Section 721 of Exon-Florio, and (z) to take all actions within its control necessary to obtain any Required Regulatory Approvals necessary to consummate the transactions contemplated hereby; provided, however, that nothing in this sentence of Section 5.07(a) shall require DT or Voicestream to take any action that would result in a Burdensome Condition;

         (b) Each of Voicestream and DT agrees to cooperate with each other (1) to respond to inquiries from, and to make presentations to, Governmental or Regulatory Authorities; and (2) to promptly inform the others of any material oral or written communication received by such Party from, or given by such Party to, any Governmental or Regulatory Authority, and of any material communication received or given in connection with any proceeding by a private Party, in each case regarding the relevant transactions. Voicestream and DT agree to consult with each other in advance of any meeting or conference with, or of making any filing or other written submission to, any such Governmental or Regulatory Authority, and to the extent permitted by the applicable Governmental or Regulatory Authority, give the others the opportunity to attend and participate in such meetings and conferences, or to review and approve any such filing or other written submission, in each case regarding the relevant transactions.

         (c) Each of Voicestream and DT shall cooperate with each other to eliminate or reduce to the extent possible any illegality, forfeiture or loss on the part of DT, Voicestream or their respective Subsidiaries that may result from the consummation of the transactions contemplated hereby.

         (d) Each of Voicestream and DT hereby agrees to cooperate with the other party, and to cause its officers, directors and independent accountants to cooperate with the other party, to do or cause to be done all things reasonably requested by the other party (including, without limitation, providing such information as may reasonably be requested to permit pro forma financial statements after giving effect to the Merger to be produced) in order to facilitate any financing, acquisition or capital markets transaction to be entered into by either Party after the date hereof.

         (e) Voicestream hereby agrees to use reasonable best efforts, in consultation with DT, to obtain all waivers and consents that may be required from any parties to any Voicestream Contract, including, without limitation, from lenders and other financing sources of Voicestream and its Subsidiaries, in connection with this Agreement, the Stockholders Agreements, the DT Financing Agreements and the transactions contemplated hereby and thereby.

         (f) Voicestream hereby agrees, from the date hereof until the Closing, to take any and all actions that are required to be taken prior to the Effective Time pursuant to any Voicestream Contract or other agreement, including, without limitation, any debt instruments, including credit agreements and indentures, to which Voicestream or any of its Significant Subsidiaries or any Cook Inlet Joint Venture is a party and to make any offer to purchase any securities required to be made, as a result of the execution and delivery of this Agreement, the Stockholders Agreements and the DT Financing Agreements.

         SECTION 5.08. Indemnification, Directors' and Officers' Insurance. (a) For a period of six (6) years after the Effective Time, the Surviving Corporation (i) shall maintain in effect the current provisions regarding indemnification of officers and directors contained in the charter and bylaws of Voicestream and each of its Subsidiaries and any directors, officers or employees indemnification agreements of Voicestream and its Subsidiaries, (ii) shall maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Voicestream ("D&O INSURANCE") (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured), with respect to claims arising from facts or events which occurred on or before the Effective Time, provided, however, if the existing D&O Insurance expires, is terminated or cancelled, or if the annual premium therefor is increased to an amount in excess of 250% of the last annual premium paid prior to the date hereof, in each case during such six year period, the Surviving Corporation will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 250% of the Current Premium. and (iii) shall indemnify the directors and officers of Voicestream to the fullest extent to which Voicestream is permitted to indemnify such officers and directors under their respective charters and bylaws and applicable law.

         (b) Without limiting Section 5.08(a), after the Effective Time, each of DT and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of Voicestream or any of its Subsidiaries (each, together with such person's heirs, executors or administrators, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of Voicestream) or arising out of or pertaining to this Agreement, the Merger and the other transactions contemplated by this Agreement and the DT Financing Agreements. In the event of any such actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) DT and the Surviving Corporation, as the case may be, shall pay the reasonable fees and out of pocket expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to DT and the Surviving Corporation, promptly after statements therefor are received and shall pay all other reasonable out of pocket expenses in advance of the final disposition of such action, (ii) DT and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter, and (iii) to the extent any determination is required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware Law and DT's or the Surviving Corporation's respective articles of incorporation or bylaws, such determination shall be made by independent legal counsel acceptable to DT or the Surviving Corporation, as the case may be, and the Indemnified Party; provided, however, that neither DT nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may not retain more than one law firm to represent them with respect to each matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

         SECTION 5.09. Stock Exchange Listings/Establishment of DT Depositary Shares. DT will take all steps necessary for the listing and authorization for listing on the FSE and the NYSE (subject to official notice of issuance) of the DT Ordinary Shares and the DT Depositary Shares, respectively, to be issued pursuant to the Merger.

         SECTION 5.10. No Shelf Registration. DT shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of DT received pursuant hereto by the Persons who may be deemed to be "affiliates" of Voicestream within the meaning of Rule 145 promulgated under the Securities Act. The DT Ordinary Shares issuable upon exercise of options pursuant to Section 1.05 hereof shall be registered under the Securities Act and such registration shall be effective at the time of issuance.

         SECTION 5.11. Affiliates. Voicestream (i) shall deliver to DT not later than the 30th day after the date of this Agreement a list of all persons who are, as of the date hereof its Affiliates for purposes of Rule 145 under the Securities Act, and (ii) shall use its reasonable best efforts to cause each person who is identified as its "affiliate" on Schedule 5.11 to deliver to DT as promptly as practicable but in no event later than the Closing Date, a signed agreement substantially in the form of Exhibit A. Voicestream shall notify DT from time to time of any other persons who then are such an "affiliate" of Voicestream and use its reasonable best efforts to cause each additional person who is identified as such an "affiliate" to execute a signed agreement as set forth in this Section 5.11.

         SECTION 5.12. Blue Sky. DT will use its reasonable best efforts to obtain prior to the Effective Time all necessary state securities or "blue sky" Permits and approvals or similar foreign approvals required to permit the distribution of the DT Depositary Shares and the DT

Ordinary Shares to be issued in accordance with the provisions of this Agreement, and Voicestream will provide any reasonably requested cooperation in connection therewith.

         SECTION 5.13. Tax-Free Merger. Each of the Parties will use its reasonable best efforts, and each agrees to cooperate with the other Parties and provide one another with such documentation, information and materials, as may be reasonably necessary, proper or advisable, to (i) cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) avoid gain recognition to the Stockholders of Voicestream pursuant to Section 367(a) of the Code.

         SECTION 5.14. Interim Dividend Policy. Voicestream shall not, without the prior written consent of DT, declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to shares of Voicestream Common Stock.

         SECTION 5.15. Permitted Acquisitions. (a) Voicestream and its Subsidiaries may only engage in an acquisition transaction taking the form of a stock acquisition, asset acquisition, merger or similar type or form of transaction, including, without limitation, any transaction pursuant to which Voicestream would propose to acquire, directly or indirectly, any additional FCC licenses, and may only make investments in other Persons (collectively, "ACQUISITIONS") subject to the provisions of this Section 5.15 and subject to the provisions of Sections 4.01(h), (i) and (m). Subject to Sections 4.01(h),
(i) and (m), Voicestream and its Subsidiaries may engage in (A) Acquisitions in accordance with Section 5.15(b), (B) Acquisitions without DT's consent, provided that the aggregate value of the consideration payable by Voicestream and any of its Subsidiaries in respect of any Acquisition pursuant to this clause (B) shall not exceed $500 million (including assumption of debt) and in respect of all Acquisitions pursuant to this clause (B) shall not exceed in the aggregate $750 million (including assumptions of debt), and, provided further, that, without consent of the Acquisitions Committee (as hereinafter defined), none of such Acquisitions include shares of Voicestream or any of its Subsidiaries as consideration for the transaction, and (C) Acquisitions permitted (or deemed permitted) by the Acquisitions Committee. The Acquisitions Committee shall consist of the individuals listed on Schedule 5.15(C). If Voicestream desires to make or engage in an Acquisition requiring consent of the Acquisitions Committee, it shall notify (a "PROPOSED ACQUISITION NOTICE") the Acquisitions Committee in writing (care of the office of the Chairman of the Acquisitions Committee) of such proposed Acquisition (a "PROPOSED ACQUISITION"). The Proposed Acquisition Notice shall include or be preceded by a copy of the material information upon which senior management of Voicestream relied in determining that Voicestream should pursue the Proposed Acquisition. Unless the Acquisitions Committee denies permission in writing (in care of the office of Voicestream's Chief Executive Officer) which is received within five (5) Business Days of receipt of the Proposed Acquisition Notice, the Proposed Acquisition shall be deemed to have been consented to and permitted by this Section 5.15 and for all purposes under this Agreement (and shall not count toward the individual or aggregate dollar limitation set forth in clause (B) of this Section 5.15(a) nor shall any securities issued in connection therewith be deemed to breach any restriction contained in Section 4.01. DT agrees and acknowledges that if the Acquisitions Committee denies Voicestream permission to proceed with any Proposed Acquisition, thereafter any officer, director, stockholder or Affiliate of Voicestream (other than any of Voicestream's Subsidiaries), or any group or combination of them, may pursue or engage in such Proposed Acquisition for his, its or their own account. The Acquisitions Committee shall also, from time to time, consider the capital structure of Voicestream.

         (b) In the event that Voicestream determines to participate in any auction of spectrum or airwave rights or licenses conducted during the period from the date hereof until the Effective Time or the termination of this Agreement (an "AUCTION"), then management of Voicestream shall work with the Acquisitions Committee to develop, not later than the tenth Business Day prior to the date the short form application related to such Auction is due, a schedule (a "BID SCHEDULE") of maximum amounts that Voicestream shall be permitted to bid in such Auction, which shall set forth both a maximum bid per license or market (as applicable), and an aggregate maximum for the entire Auction. In the event that, in the course of an Auction, Voicestream desires to bid in excess of the maximum bid permitted in the Bid Schedule for any market or license, as applicable, or the maximum aggregate of all bids, Voicestream may do so only with the consent of any one of the members of the Acquisitions Committee (which consent may be sought and/or granted by telephone). Unless any of the members of the Acquisitions Committee denies such request to exceed such maximum bid (a "PROPOSED BID INCREASE") within 24 hours of the time such request shall have been made, DT shall be deemed to have consented to such request. DT hereby agrees and acknowledges that in the event that Voicestream and the Acquisitions Committee fail to agree upon a Bid Schedule prior to the tenth Business Day prior to the schedule commencement of any Auction, thereafter any officer, director, stockholder or Affiliate of Voicestream (other than any of Voicestream's Subsidiaries), or any group or combination of them, may participate in such Auction and acquire rights or licenses pursuant thereto for his, its or their own account.

         SECTION 5.16. Reasonable Best Efforts. Each of Voicestream and DT shall use its reasonable best efforts to obtain the opinions referred to in Section 6.02(d) and the delivery of the executed Representation Letters in the forms set forth in Exhibits D and E hereto.

         SECTION 5.17. Certain Matters. After the Effective Time, DT will take the actions set forth in Schedule 5.17.

         SECTION 5.18. Takeover Laws. Subject to Section 5.02, no Party shall take any action that would cause the transactions contemplated by this Agreement or the Stockholders Agreement to be subject to requirements imposed by any Takeover Laws (including any such laws or regulations applicable to DT under German Legal Requirements or the Legal Requirements of the FSE) and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of), or minimize the effect on, the transactions contemplated by this Agreement and the Stockholders Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Section 203 of the Delaware Law or any other Takeover Laws that purport to apply to this Agreement or the Stockholders Agreement or the transactions contemplated hereby or thereby.

         SECTION 5.19. Employee Benefits. (a) From and after the Effective Time, DT shall cause the Surviving Corporation or its successor to honor all Voicestream employee benefit

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plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. For a period of not less than two years following the Effective Time, DT shall cause to be provided, to current and former employees of Voicestream and its Subsidiaries (the "VOICESTREAM EMPLOYEES") compensation and employee benefits (it being understood that discretionary equity and equity based awards will remain discretionary) that are, in the aggregate, not less favorable than those provided to Voicestream Employees immediately before the Effective Time.

         (b) For purposes of vesting, eligibility to participate and level of benefits (but not benefit accrual under pension or similar plans) under the employee benefit plans of DT and its Affiliates providing benefits to any Voicestream Employees after the Effective Time (the "NEW PLANS"), each Voicestream Employee shall be credited with his or her years of service with Voicestream and its Affiliates before the Effective Time, to the same extent as such Voicestream Employee was entitled, before the Effective Time, to credit for such service under any similar Voicestream Employee Benefit Plans in which such Voicestream Employee participated or was eligible to participate immediately prior to the Effective Time, provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or for newly established plans and programs for which prior service of DT employees is not taken into account. In addition, and without limiting the generality of the foregoing: (i) each Voicestream Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Voicestream employee benefit plan or compensation arrangement or agreements in which such Voicestream Employee participated immediately before the consummation of the Merger (such plans, collectively, the "OLD PLANS"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Voicestream Employee, DT shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Voicestream or its subsidiaries in which such employee participated immediately prior to the Effective Time and DT shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

         (c) DT hereby acknowledges and agrees that the transactions contemplated hereby will constitute a Change of Control for all purposes under the applicable Voicestream Employee Benefit Plans listed on Schedule 2.11(g).

         (d) Voicestream and DT shall, during the sixty-day period following the date hereof, seek to develop a mutually acceptable retention plan for senior management employees.

         (e) For a period of at least two years following the Effective Time, DT shall continue and cause to be honored Voicestream's severance policy described in Schedule 4.01(e)

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


as in effect prior to the Effective Time without any amendments adverse to Voicestream Employees.

         SECTION 5.20. Certain Employment Matters. Prior to the Effective Time, DT and Voicestream shall take all such steps as may be required to cause the transactions contemplated by this Agreement, including any dispositions of Voicestream Common Shares (including derivative securities with respect to the Voicestream Common Shares) and acquisitions of DT Ordinary Shares (including derivative securities with respect to DT Ordinary Shares) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Voicestream or DT, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                                    ARTICLE 6

                               CLOSING CONDITIONS

         SECTION 6.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of Voicestream and DT to consummate the Merger shall be subject to the fulfillment or (to the extent permitted by applicable law) written waiver prior to the Effective Time of the following conditions:

         (a) Stockholder Approval. The Voicestream Stockholder Approval shall have been obtained.

         (b) Legality. No federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental or Regulatory Authority which is in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

         (c) Required Regulatory Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; to the extent required, the Commission of the European Union shall have approved the Merger under Regulation (EEC) No. 4064/89 of the Council of the European Union, or such approval shall have been deemed to have been granted; the review and investigation under Exon-Florio shall have been terminated and the President shall have taken no action authorized thereunder; and any Required Regulatory Approval of the FCC shall have been received and shall be in full force and effect; provided that the conditions contained in this paragraph (c) shall not be deemed satisfied as to DT or Voicestream, if any such consents or authorizations shall contain any conditions (collectively, "BURDENSOME CONDITIONS") that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on DT or the mobile telecommunications business of DT, in each case after giving effect to the transactions contemplated hereby and any other acquisition in the mobile telecommunication industry which is entered into or consummated by DT or any of its Subsidiaries after the date hereof.

         (d) Registration Statement Effective. The Registration Statement shall have become effective prior to the mailing by Voicestream of the Voicestream Proxy Statement to its

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


stockholders, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn.

         (e) Stock Exchange Listings. All steps necessary for the listing of the DT Ordinary Shares to be issued pursuant to the Merger on the FSE shall have been taken and the DT Depositary Shares to be issued pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         SECTION 6.02. Conditions to the Obligations of Voicestream. The obligations of Voicestream to consummate the Merger are also subject to the fulfillment or written waiver by Voicestream, prior to the Effective Time, of each of the following conditions:

         (a) Representations and Warranties. The representation and warranty of DT set forth in Section 3.07(a) of this Agreement shall have been true and correct on the date hereof and on and as of the Closing Date as though made on the Closing Date; and the other representations and warranties of DT set forth in this Agreement shall have been true and correct on the date hereof and, on and as of the Closing Date as though made on the Closing Date (except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date) except (i) for changes permitted under Section 4.02 or otherwise contemplated by this Agreement, and (ii) for such failures to be true and correct which in the aggregate would not reasonably be expected to result in a Material Adverse Effect on DT.

         (b) Agreements and Covenants. DT shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time; provided, however, that for purposes of this Section 6.02(b) only, such agreements and covenants shall be deemed to have been complied with unless the failure or failures of such agreements and covenants to have been complied with, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on DT or on Voicestream shareholders.

         (c) Certificates. Voicestream shall have received a certificate of an executive officer of DT to the effect set forth in subparagraphs (a) and (b) above.

         (d) Tax Opinion. Voicestream shall have received an opinion of Jones, Day, Reavis & Pogue ("JONES DAY") and/or Wachtell, Lipton, Rosen & Katz ("WACHTELL LIPTON") dated as of the Closing Date substantially to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the Merger
(i) will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) each transfer of property to DT by a stockholder of Voicestream pursuant to the Merger will not be subject to Section 367(a)(1) of the Code. In rendering such opinion, Jones Day and/or Wachtell Lipton may require and shall be entitled to rely upon customary representations of Voicestream and DT, including representations substantially in the form of Exhibits D and E, respectively. The opinion set forth in clause (ii) may assume that any stockholder who is a "five-percent transferee shareholder" with respect to DT within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii) will file the agreement described in U.S. Treasury Regulations Section 1.3.67(a)-3(c)(1)(iii)(B).

         SECTION 6.03. Conditions to the Obligations of DT. The obligations of DT to consummate the Merger are also subject to the fulfillment or written waiver by DT, prior to the Effective Time, of each of the following conditions:

         (a) Representations and Warranties. The representation and warranty of Voicestream set forth in Section 2.07(a) of this Agreement shall have been true and correct on the date hereof and on and as of the Closing Date as though made on the Closing Date; and the other representations and warranties of Voicestream set forth in this Agreement shall have been true and correct on the date hereof and on and as of the Closing Date as though made on the Closing Date (except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date) except (i) for changes permitted under Section 4.01 hereof or otherwise contemplated by this Agreement, and (ii) for such failures to be true and correct which in the aggregate would not reasonably be expected to result in a Material Adverse Effect on Voicestream.

         (b) Agreements and Covenants. Voicestream shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time; provided, however, that for purposes of this Section 6.03(b) only, such agreements and covenants shall be deemed to have been complied with unless the failure or failures of such agreements and covenants to have been complied with individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on DT or the mobile telecommunications business of DT, in each case after giving effect to the transactions contemplated hereby and any other acquisition in the mobile telecommunications industry which is entered into or consummated by DT or any of its Subsidiaries after the date hereof.

         (c) Certificates. DT shall have received a certificate of an executive officer of Voicestream to the effect set forth in subparagraphs (a) and (b) above.

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.01. Termination. This Agreement may be terminated at any time before the Effective Time, in each case as authorized by the Board of Directors of Voicestream or the Management Board (VORSTAND) of DT:

         (a) By mutual written consent of each of Voicestream and DT;

         (b) By Voicestream, if the Merger shall not have been consummated on or before September 30, 2001 (the "VOICESTREAM TERMINATION DATE") or by DT if the Merger shall not have been consummated on or before December 31, 2001 (the "DT TERMINATION DATE"); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the relevant Termination Date;

         (c) By either Voicestream or DT, if (i) any Governmental or Regulatory Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling Voicestream and DT shall use its reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Merger, or (ii) in connection with the grant of any Required Regulatory Approval relating to the Merger, a Burdensome Condition shall have been imposed, and in the case of either clause (i) or (ii), such order, decree, ruling, Burdensome Condition or other action shall have become final and nonappealable;

         (d) By Voicestream, (A) if DT shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(1) is incapable of being cured by DT prior to the Voicestream Termination Date, or, if capable of being cured, is not cured by DT within 30 days after written notice thereof shall have been received by DT from Voicestream, and (2) renders any condition under Section 6.01 or 6.02 incapable of being satisfied prior to the Voicestream Termination Date, or (B) if a condition under Section 6.01 or
6.02 to Voicestream's obligations hereunder is or becomes incapable of being satisfied prior to the Voicestream Termination Date;

         (e) By DT, (A) if Voicestream shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(1) is incapable of being cured by Voicestream prior to the DT Termination Date, or, if capable of being cured, is not cured by Voicestream within 30 days after written notice thereof shall have been received by Voicestream from DT, and (2) renders any condition under Section 6.01 or 6.03 incapable of being satisfied prior to the DT Termination Date, or (B) if a condition under Section 6.01 or
6.03 to DT's obligations hereunder is or becomes incapable of being satisfied prior to the DT Termination Date;

         (f) By Voicestream or DT, respectively, at any time that is not less than 15 days after any federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental or Regulatory Authority (other than, for purposes of this paragraph only, any court of law or equity) and that has the effect of making the condition set forth in Section 6.01(b) or the condition set forth in Section 6.01(c) incapable of being satisfied by the Parties prior to, in the case of termination by Voicestream, the Voicestream Termination Date or, in the case of termination by DT, the DT Termination Date, respectively;

         (g) By either Voicestream or DT, if the Voicestream Stockholder Approval shall fail to have been obtained at a duly held stockholders meeting of Voicestream, including any adjournments thereof;

         (h) By Voicestream, if the DT Share Price that would be applied in the Cash Adjustment (prior to conversion into U.S. Dollars and without giving effect to the proviso to the definition of DT Share Price) is less than 33 Euros; provided that Voicestream shall have given DT 48 hours prior notice of its intention to terminate pursuant to this Section 7.01(h).

         SECTION 7.02. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 7.01 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of Voicestream or DT, except (i) as set forth in this Section 7.02 and in Sections 2.16, 3.13, 5.05(b), 9.03, 9.09 and 9.10 hereof, and (ii) nothing herein shall relieve Voicestream or DT from liability for any willful breach hereof.

         (b) If this Agreement is terminated by Voicestream or DT pursuant to
Section 7.01(g) because of the failure to obtain the Voicestream Stockholder Approval and (i) at any time after the date of this Agreement and prior to the Voicestream Stockholders' Meeting an offer or proposal for a transaction that would constitute an Alternative Transaction (as defined in Section 4.03(c) hereof) (except that, for the purposes of this Section 7.02(b), the applicable percentage in clauses (i) and (iii) of such definition shall be fifty percent (50%) and only for any transaction referred to in clause (ii) of such definition to be treated as an Alternative Transaction for purposes of this Section 7.02(b), stockholders of Voicestream would own less than 65% of the outstanding stock of the entity surviving or resulting from such transaction) shall have been announced or otherwise publicly disclosed, and not withdrawn, and (ii) within six months after the termination of this Agreement, Voicestream enters into a definitive agreement with any Third Party with respect to an Alternative Transaction (provided that for any transaction referred to in clause (ii) of such definition to be treated as an Alternative Transaction for purposes of this
Section 7.02(b), stockholders of Voicestream would own less than 65% of the outstanding stock of the entity surviving or resulting from such transaction), Voicestream shall pay to DT a termination fee of $1,000,000,000 (the "TERMINATION FEE"). Except as otherwise provided in this paragraph, no Termination Fee shall be or become payable upon termination of this Agreement.

         (c) The termination fee payable under Section 7.02(b) above shall be payable in cash no later than one business day following the day Voicestream enters into the definitive agreement providing for the Alternative Transaction giving rise to the payment of such fee.

         (d) Voicestream and DT agree that the agreements contained in Section 7.02(b) above are an integral part of the transactions contemplated by this Agreement and are an inducement to DT to enter into this Agreement and, to the extent payable in connection with a breach of this Agreement, constitute liquidated damages and not a penalty. If Voicestream fails to promptly pay to DT any fee due under such Section 7.02(b), then Voicestream shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A., from the date such fee was required to be paid.

         Section 7.03. Amendment. This Agreement may be amended by Voicestream and DT pursuant to a writing adopted by action taken by each of them at any time before the

Effective Time; provided, however, that, after approval of this Agreement by the stockholders of Voicestream no amendment may be made which under applicable law would require approval of such Party's stockholders without such approval.

         SECTION 7.04. Waiver. At any time before the Effective Time Voicestream and DT may (i) extend the time for the performance of any of the obligations or other acts of the others, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only as against such Party and only if set forth in an instrument in writing signed by such Party.

                                    ARTICLE 8

                                   DEFINITIONS

         SECTION 8.01. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

         "AFFILIATE" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; provided, however, that such term shall not be deemed to include the Federal Republic of Germany and Kreditanstalt fur Wiederaufbau ("KFW") in their capacities as shareholders of DT.

         "AGREEMENT" means this Agreement and Plan of Merger, together with all of its schedules and exhibits.

         "DT FINANCING AGREEMENTS" means the Stock Subscription Agreement, the Investor Agreement and the First Amended and Restated Voting Agreement, each dated as of the date hereof, between Voicestream, DT and certain other parties.

         "BUSINESS DAY" means a day other than Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or otherwise.

         "COOK INLET JOINT VENTURES" means Cook Inlet Western Wireless PV/SS PCS, L.P., Cook Inlet Voicestream PCS, LLC, Cook Inlet/VS GSM II PCS, LLC and Cook Inlet/VS GSM III PCS, LLC.

         "COOK INLET PARTNERS" means Cook Inlet Telecommunications, Inc., SSPCS Corporation, Providence Media Partners L.P., Cook Inlet GSM Inc., Providence Media Partners III L.P. and Providence Equity Operating Partners III.

         "DELAWARE LAW" means the Delaware General Corporation Law, as amended.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as the same may be amended from time to time.

         "EXON-FLORIO" means the Defense Production Act of 1956, as amended, or any successor thereto.

         "GAAP" means United States generally accepted accounting principles.

         "GERMAN LISTING PROSPECTUS" means the prospectus
(BORSENZULASSUNGSPROSPEKT) required for the listing of the DT Ordinary Shares to be issued pursuant to the Merger on the FSE.

         "GOVERNMENTAL OR REGULATORY AUTHORITY" means any domestic or foreign, national, federal, state, county, city, local or other administrative, legislative, regulatory or other governmental authority, commission, agency, court of competent jurisdiction or other judicial entity, tribunal, arbitrator, office, principality, registry (including, but not limited to, with respect to patents, trademarks, designs, or copyrights), legislative or regulatory body, instrumentality, or quasi-governmental agency, commission or authority or any arbitral tribunal exercising any regulatory or taxing authority; provided that such term shall not be deemed to include the Federal Republic of Germany and KFW, in their capacities as shareholders of DT.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be amended from time to time.

         "INVESTMENT INTEREST" means a direct or indirect ownership of capital stock, partnership, membership interests or other ownership interests or similar securities of any Person.

         "KNOWLEDGE" of any Party means the actual knowledge of the executive officers of such Party.

         "MATERIAL ADVERSE EFFECT" means, with respect to Voicestream and its Subsidiaries and the Cook Inlet Joint Ventures, taken as a whole, or DT and its Subsidiaries, taken as a whole, any change in or effect on the business of Voicestream and its Subsidiaries and the Cook Inlet Joint Ventures taken as a whole or DT and its Subsidiaries taken as a whole, as the case may be, that is or is reasonably likely to be materially adverse to the business, operations or financial condition of Voicestream and its Subsidiaries and the Cook Inlet Joint Ventures taken as a whole or DT and its Subsidiaries taken as a whole, respectively, but shall not include the effects of changes or developments (A) in (i) the telecommunications industry, including regulatory and political conditions, and not uniquely relating to DT or Voicestream, (ii) the United States or European economy, or (iii) the United States or European securities markets, or (B) resulting from the announcement or the existence of this Agreement and the transactions contemplated hereby.

         "OTHER JOINT VENTURES" means Iowa Wireless Services, L.P., STPCS, LLC, D&E/Omnipoint Corporation Wireless Joint Venture, LP, NPI-Omnipoint Corporation Wireless, LLC, Wireless Alliance, LLC and Access Plus, LLC.

         "PERMITTED SWAPS" means transactions in which Voicestream or any of its Subsidiaries exchanges property, assets and/or any legal rights of substantially equivalent value (including spectrum rights) with any third party relating to not more than 5,000,000 POPs in any one transaction or more than 10,000,000 POPs in all such transactions.

         "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, entity or group (as defined in the Exchange Act) or a Governmental or Regulatory Authority.

         "REGISTRATION STATEMENT" means one or more registration statements to be filed with the SEC by DT in connection with the issuance of DT Depositary Shares and DT Ordinary Shares in the Merger.

         "SECURITIES ACT" means the Securities Act of 1933, as the same may be amended from time to time.

         "SIGNIFICANT SUBSIDIARY" means any Subsidiary which on the date of determination is a "SIGNIFICANT SUBSIDIARY" within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act, including, without limitation, Omnipoint Corporation and Aerial Communications, Inc.

         "SUBSIDIARY", "VOICESTREAM SUBSIDIARY," or "DT SUBSIDIARY" means any Person on the date of determination of which Voicestream or DT, as the case may be (either alone or through or together with any other Subsidiary or Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such Person.

         "TAX" or "TAXES" means any U.S. federal, state or local or foreign taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties, or similar fees, assessments, or charges of any kind whatsoever, imposed by any taxing authority, together with any interest and any penalties, additions to tax, or additional amounts thereon.

         "TAX RETURNS" means any U.S. federal, state or local or foreign return, report, or statement required to be filed with any Governmental or Regulatory Authority with respect to Taxes.

         "TAX SHARING AGREEMENT" means the Tax Sharing Agreement dated February 17, 1998, by and among Western Wireless Corporation, Western PCS Corporation and Hutchison Telecommunications PCS (USA) Limited, and the First Amendment to such Tax Sharing Agreement dated May 3, 1999.

         "TELECOM ACT" means the Communications Act of 1934, as amended.

         "T-MOBILE" means T-Mobile International AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

                                    ARTICLE 9

                               GENERAL PROVISIONS

         SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01 hereof, as the case may be, except that (i) the agreements set forth in Article I, Sections 5.08, 5.10, 5.13, 5.17 and 5.19 hereof shall survive the Effective Time indefinitely, (ii) the agreements set forth in Sections 5.05(b), 7.02, 9.03 and 9.10 hereof shall survive termination indefinitely, and (iii) any covenant or agreement of Voicestream and DT which by its terms contemplates performance after the Effective Time shall survive the Effective Time in accordance with its terms.

         SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

         (a)      if to Voicestream:

                           Voicestream Wireless Corporation
                           3650 131st Avenue S.E.
                           Bellevue, Washington  98006

                           Attention:  Alan R. Bender
                           Facsimile:  425-586-8080

                  with a copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019

                           Attention: Daniel A. Neff
                           Facsimile: 212-403-2000

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                  and a copy to:

                           Friedman Kaplan & Seiler LLP
                           875 Third Avenue
                           New York, New York  10022

                           Attention:  Barry A. Adelman
                           Facsimile: 212-355-6401

         (b)      if to DT:

                           Deutsche Telekom AG
                           140 Friedrich-Ebert Allee
                           53113 Bonn
                           Germany

                           Attention:  Kevin Copp
                           Facsimile:  49-228-181-44177

                  with a copy to:

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, New York  10006

                           Attention:  Robert P. Davis
                           Facsimile:  212- 225-3999

                  and a copy to

                           Hengeler Mueller Weitzel Wirtz
                           Trinkausstrasse 7
                           D-40213 Dusseldorf
                           Germany

                           Attention: Dr. Rainer Krause
                           Facsimile:  +49-211-83-04-170

         SECTION 9.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except that those expenses incurred in connection with the printing of the Voicestream Proxy Statement and the Registration Statement, as well as the filing fees related thereto and any filing fee required in connection with the filing of Premerger Notifications under the HSR Act, shall be shared equally by Voicestream and DT.

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         SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

         SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the DT Financing Agreements and the Confidentiality Agreement constitute the entire agreement and, except as expressly set forth herein, supersedes any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except for Section 5.08, or 5.17, is not intended to confer upon any person other than Voicestream, DT and, after the Effective Time their respective stockholders, any rights or remedies hereunder.

         SECTION 9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party; provided, however, that this Agreement may be assigned by DT to an entity treated as a corporation for U.S. federal income tax purposes which owns more than 80% of the DT Ordinary Shares and which succeeds to all of the rights and obligations of DT under the Escrow Agency Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Anything in this Section 9.07 to the contrary notwithstanding, no assignment shall be permitted hereunder unless after such assignment Jones Day and/or Wachtell Lipton is able to issue the opinion required pursuant to Section 6.02(d) hereof.

         SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, without regard to the conflicts of laws provisions thereof.

         SECTION 9.09. Submission to Jurisdiction; Waivers. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined only in the United States District Court for the District of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the courts of the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action

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or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.09, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

         SECTION 9.10. Waiver of Immunity. DT agrees that, to the extent that it or any of its Subsidiaries or any of its property or the property of its Subsidiaries is or becomes entitled to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of the government from any legal action, suit or proceeding or from set-off or counterclaim relating to this Agreement from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution, from execution pursuant to a judgment or an arbitral award or from any other legal process in any jurisdiction, it, for itself and its property, and for each of its Subsidiaries and its property, expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to matters arising with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money). DT agrees that the foregoing waiver is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28 U.S.C. Section 1602 et seq. The foregoing waiver shall constitute a present waiver of immunity at any time any action is initiated against DT or any of its Subsidiaries with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money).

         SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              VOICESTREAM WIRELESS CORPORATION

                              By:  /s/ John W. Stanton
                                 ---------------------------------
                                 Name:  John W. Stanton
                                 Title: Chief Executive Officer

                              DEUTSCHE TELEKOM AG

                              By:  /s/ Jeffrey A. Hedberg
                                 ---------------------------------
                                 Name:  Jeffrey A. Hedberg
                                 Title: Member of the Board of Management,
                                        International

                              By:  /s/ Dr. Karl-Gerhard Eick
                                 ---------------------------------
                                 Name:  Dr. Karl-Gerhard Eick
                                 Title: Member of the Board of Management,
                                        Finance

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